Exhibit 4.18

Private & conidential

Dated: 11 August, 2017

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

(as Lender)

- and -

HECTOR MARINE LLC

HEPHAESTUS MARINE LLC and

PERICLES MARINE LLC

(as joint and several Borrowers)

LOAN AGREEMENT

for a secured floating interest rate loan facility

of US$55,650,000

Theo V. Sioufas & Co.

Law Offices

Piraeus

TABLE OF CONTENTS

1.	PURPOSE, DEFINITIONS AND INTERPRETATION	3

2.	THE LOAN	28

3.	INTEREST	30

4.	REPAYMENT - PREPAYMENT	34

5.	PAYMENTS, TAXES, LOAN ACCOUNT AND COMPUTATION	40

6.	REPRESENTATIONS AND WARRANTIES	42

7.	CONDITIONS PRECEDENT	48

8.	COVENANTS	55

9.	EVENTS OF DEFAULT	75

10.	INDEMNITIES - EXPENSES – FEES	82

11.	SECURITY, APPLICATION, AND SET-OFF	88

12.	UNLAWFULNESS, INCREASED COSTS	90

13.	OPERATING ACCOUNTS	92

14.	ASSIGNMENT, TRANSFER, PARTICIPATION, LENDING OFFICE	95

15.	MISCELLANEOUS	98

16.	JOINT AND SEVERAL LIABILITY OF THE BORROWERS	101

17.	NOTICES AND COMMUNICATIONS	103

18.	LAW AND JURISDICTION	104

SCHEDULE 1: Form of Drawdown Notice

SCHEDULE 2: Form of Compliance Certificate

SCHEDULE 3: Form of Surplus Cash Income Certificate

THIS AGREEMENT is dated the 11th day of August, 2017 made BETWEEN:

(1)

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French société anonyme incorporated under the laws of France and registered in Nanterre under No. B 304 187 701 and having its siège social at 12, place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, as lender (hereinafter called the “Lender”, which expression shall include its successors and assigns); and

(2)

HECTOR MARINE LLC, a company duly formed in the Republic of The Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH 96960(hereinafter called the “Hector Borrower” and includes its successors);

(3)

HEPHAESTUS MARINE LLC, a company duly formed in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH 96960 (hereinafter called the “Hephaestus Borrower” and includes its successors); and

(4)

PERICLES MARINE LLC, a company duly formed in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH 96960 (hereinafter called the “Pericles Borrower” and includes its successors),

(hereinafter together called the “Borrowers” and singly a “Borrower”);

AND IT IS HEREBY AGREED as follows:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1

Amount and Purpose. This Agreement sets out the terms and conditions upon and subject to which the Lender agrees to make available to the Borrowers, as joint and several borrowers, a loan facility of Fifty five million six hundred fifty thousand Dollars ($55,650,000) by way of up to three (3) Tranches as follows:

(a)	Hephaestus Tranche: Nineteen million four hundred thousand Dollars ($19,400,000) (the “Hephaestus Tranche”);

(b)	Pericles Tranche: Ten million five hundred thousand Dollars ($10,500,000) (the “Pericles Tranche”)

both such Tranches to be used for the purpose of re-financing in full the Prior Indebtedness; and

(c)	Hector Tranche: Twenty five million seven hundred fifty thousand Dollars ($25,750,000), to be used for the purpose of refinancing part of the DB Indebtedness (the “Hector Tranche”).

1.2

Definitions. Subject to Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), in this Agreement (unless otherwise defined in the relevant Finance Document and unless the context otherwise requires) and the other Finance Documents each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause:

“ABN Facility Agreement” means the loan facility agreement to be entered into by any member of the Group with, inter alios, ABN Amro Bank N.V. to refinance the facility agreement dated 14 November 2016 entered into by, inter alios, ABN Amro Bank N.V. as a lender, agent, arranger, swap bank and security trustee) and Zeus One Marine LLC, Ikaros Marine LLC, Tasman Marine LLC, Hudson Marine LLC and Drake Marine LLC, as joint and several borrowers as amended and supplemented from time to time;

“Accounts” means, together, the Operating Accounts and the Retention Account and “Account” means any of them as the context may require;

“Accounts Pledge Agreement” means an agreement to be made between the Borrowers and the Lender for the creation of a pledge in favour of the Lender over the Accounts, in form and substance as the Lender may approve or require as the same may from time to time be amended and/or supplemented;

“Alternative Rate” means a rate agreed between the Lender and the Borrowers on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 3.6 (Market disruption – Non Availability);

“Applicable Margin” means two hundred seventy five base points (275 bps) per annum;

“Approved Shipbrokers” means any of Messrs Kontiki Shipbrokers, Barry Rogliano Salles, RS Platou, Howe Robinson, Maersk,or any other first class independent firm of internationally known shipbrokers, appointed by the Lender at its discretion and includes their respective successors in title and “Approved Shipbroker” means any of them;

“Asset Cover Ratio” means, at the relevant time the ratio of (a) the aggregate Market Value of the Vessels then subject to a Mortgage and (b) the net realisable value of any additional security provided at that time pursuant to Clause 8.5 (Provision of additional security cover) expressed as a percentage of the Loan;

“Assignee” has the meaning ascribed thereto in Clause 14.3 (Assignment by the Lender):

“Associated Fleet Vessel(s)” means for the time being each of the m/vs “MAIRA”, “NIKOLAS”, “NEWYORKER”, “CC ORCA”, “AGIOS DIMITRIOS”, “MARY”,

“KATHERINE”, “TASMAN”, “DIMITRIS Y”, and “IAN H”, each wholly owned by members of the Group and, in the singular, means any of them;

“Associated Fleet Vessel Finance Agreement” means any finance agreement made between an owner or owners of an Associated Fleet Vessel or Associated Fleet Vessels, as borrower(s) and a bank or financial institution, as lender providing finance to the owner or owners of an Associated Fleet Vessel or Associated Fleet Vessels, as appropriate;

“Availability Period” means the period starting on the date hereof and ending on

(a)	the 31stAugust 2017 or until such later date as the Lender may agree in writing; or

(b)

on such earlier date (if any): (i) on which the whole Commitment has been advanced by the Lender to the Borrowers, or (ii) on which the Commitment is reduced to zero pursuant to Clauses 3.6 (Market disruption – Non Availability), 9.2 (Consequences of Default – Acceleration), 12.1 (Unlawfulness) or 12.2 (Change of circumstances) or any other Clause of this Agreement;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

“(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Balloon Instalment” means the Hephaestus Balloon Instalment, the Hector Balloon Instalment and the Pericles Balloon Instalment each of which becomes due for repayment by the Borrowers to the Lender on the Final Maturity Date pursuant to Clause 4.1 (Repayment) (together the “Balloon Instalments”);

“Banking Day” means any day (other than Saturday or Sunday) on which banks in Athens, Paris, London and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Lender, are open for the transaction of business of the nature contemplated in this Agreement; and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York;

“Borrowed Money” means Financial Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance of documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Financial Indebtedness of any person falling within any of sub-paragraphs (i) to (vi) above;

“Borrowers” means the Borrowers as specified in the beginning of this Agreement;

“Break Costs” means all costs, losses, premiums or penalties incurred by the Lender in the circumstances contemplated by Clause 10.1 (Miscellaneous indemnities), or as a result of it receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 4 (Repayment-Prepayment) or otherwise), or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan;

“Charterparty” means:

(i)    in respect of the Hephaestus Vessel, the time charterparty dated 8 May 2017 entered into between the Hephaestus Borrower, as owner and ZIM Intergrated Shipping Services of Haifa, Israel as charterers and at a daily rate of $10,750 and on terms acceptable to the Lender (the “Hephaestus Charterparty”);

(ii)    in respect of the Hector Vessel, the time charterparty dated 21st April 2017 entered into between the Hector Borrower, as owner and Wan Hai Lines (Singapore PTE Ltd) of Singapore as charterers and at a daily rate of $18,500 (the “Hector Charterparty”); and

(iii)    in respect of the Pericles Vessel, the time charterparty dated 31st March 2017 entered into between the Pericles Borrower, as owner and MSC-Mediterranean Shipping Co. S.A., of Geneva, as charterers and at a daily rate of $6,350 and on terms acceptable to the Lender (the “Pericles Charterparty” and together with the Hephaestus Charterparty and the Hector Charterparty hereinafter called the “Existing Charterparties”);

and following redelivery under any of the Existing Charterparties any time or bareboat charterparty or contract of affreightment, agreement or related document in respect of the employment of that Vessel entered or to be entered by an Owner or any person, firm or company on its behalf, as owner, and a charterer acceptable to the Lender (herein a “Charterer”), which Charterparty exceeds or is capable by way of optional extension of exceeding twelve (12) months in duration and on terms and conditions in all respects acceptable to the Lender, such Lender’s acceptance not to be unreasonably withheld (and shall include any addenda thereto) and in the plural means all of them;

“Charterparty Assignment” means in relation to a Charterparty, the assignment of that Charterparty executed or (as the context may require) to be executed by the Owner of a Vessel which is subject to that Charterparty in favour of the Lender and respective notices of any such assignment addressed to the relevant charterer and, in such case, the relevant Owner to use its best efforts to obtain an endorsement with an acknowledgement of receipt by the relevant charterer and in the plural means all of them (together the “Charterparty Assignments”);

“Classification” in relation to a Vessel means the classification referred to in the Mortgage registered thereon with the relevant Classification Society or such other classification society as the Lender shall, at the request of the Borrowers, have agreed to in writing which shall be treated as the Classification Society for the purposes of the Finance Documents;

“Classification Society” means such classification society which is a member of IACS and which the Lender shall, at the request of the Borrowers, have agreed to in writing to be treated as the Classification Society for the purposes of the Finance Documents;

“Commercial Manager” means for the time being CONCHART COMMERCIAL INC., a company duly incorporated in the Republic of Marshall Islands, or any other management company appointed by any of the Borrowers, with the prior written consent of the Lender (such consent not to be unreasonably withheld), which provides commercial services to the Vessels and includes its respective successors in title;

“Commitment” means the amount which the Lender has agreed to lend to the Borrowers under Clause 2.1 (Commitment to Lend) as reduced pursuant to any relevant term of this Agreement;

“Commitment Letter” means the commitment letter dated 18th May, 2017 addressed by the Lender to the Corporate Guarantor and shall include any amendments or addenda thereto;

“Compliance Certificate” means a certificate in form set out in Schedule 2 of this Agreement (Form of Compliance Certificate);

“Compulsory Acquisition” in relation to a Vessel means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of such Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Corporate Guarantee” means the irrevocable and unconditional guarantee executed or (as the context may require) to be executed by the Corporate Guarantor as a security for the Outstanding Indebtedness and any and all other obligations of the Borrowers under this Agreement and the Security Documents, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;

“Corporate Guarantor” means POSEIDON CONTAINERS HOLDINGS LLC, of Majuro, Marshall Islands and/or any other person nominated by the Borrowers and acceptable to the Lender which may give a corporate guarantee, and includes its successors in title;

“DB” means DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHAFT, Frankfurt/Main, acting through its office at Adolphsplatz 7, D-20457, Hamburg, Germany;

“DB Indebtedness” means the principal amount outstanding to DB under a loan agreement 28 February 2013 made between the Hector Borrower, as borrower and DB , net of any cash deposit or equivalent payable to DB against discharge of the DB existing mortgage on the Hector Vessel;

“Debt Service” in relation to any period means an amount (as conclusively certified by the Lender) which is equal to the aggregate payments of principal and interest which the Borrowers will be obliged to pay to the Lender pursuant to this Agreement and the other Security Documents during such period (including sums credited to the Retention Account);

“Default” means any Event of Default or any event which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) constitute an Event of Default;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4 (Default Interest);

“Deferral Period” means the period starting from the Drawdown Date and terminating on 31s1 December 2019;

“Deferred Amounts” in relation to all Tranches means the aggregate amount of the Deferred Instalments ie $14,000,000 (Dollars Fourteen Million) and more particularly: (a) Dollars Three Million Five Hundred Thousand ($3,500,000), in relation to the Hephaestus Tranche (b) Dollars Two Million ($2,000,000), in relation to the Pericles

Tranche and (c) Dollars Eight Million Five Hundred Thousand ($8,500,000), in relation to the Hector Tranche, and in any such case, as such amount may from time to time be reduced and/or repaid by any payments to be made pursuant to Clause 8.1 (k) (Surplus Cash Income);

“Deferred Instalments” in relation to each Tranche means the ten (10) consecutive quarterly Repayment Instalments the first falling due on the 30th September 2017 and more particularly:

(a)

the first ten (10) Hephaestus Repayment Instalments each in the amount of Dollars Three hundred fifty thousand ($350,000), in relation to the Hephaestus Tranche (the “Hephaestus Deferred Instalments”);

(b)	the first ten (10) Pericles Repayment Instalments each in the amount of Dollars Two hundred thousand ($200,000), in relation to the Pericles Tranche (the “Pericles Deferred Instalments”); and

(c)	the first ten (10) Hector Repayment Instalments each in the amount of Dollars Eight hundred fifty thousand ($850,000), in relation to the Hector Tranche (the “Hector Deferred Instalments”);

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” (and the sign “$”) means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date, being a Banking Day, falling not later than the last day of the Availability Period, requested by the Borrowers for a Tranche to be made available, or (as the context requires) the date on which such Tranche is actually made available;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1 (Form of Drawdown Notice) (or in any other form which the Lender approves);

“Earnings” in relation to a Vessel means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrowers and which arise out of the use or operation of such Vessel, including (but not limited to) all freight, hire and passage moneys, compensation payable to its Owner in the event of requisition of such Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Vessel and any other earnings whatsoever due or to become due to its Owner in respect of such Vessel and all sums recoverable under the Insurances in respect of loss of Earnings (if applicable) and includes, if and whenever such Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to such Vessel;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest, title retention, arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgement having similar effect or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of any of the Borrowers or any other Relevant Party or any person having a contractual relationship with any of the Borrowers or any other Relevant Party in connection with any Relevant Ship or her operation or the carriage of cargo thereon;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from the Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern from any Relevant Ship ;

“Environmental Incident” means (i) any release of Material of Environmental Concern from a Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessels and which involves collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, where a Vessel, the Borrowers (or any of them) or the Technical Manager are actually or allegedly at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessels and where a Vessel is actually or potentially liable to be arrested as a result and/or where the Borrowers (or any of them) or the Technical Manager are actually or allegedly at fault or otherwise liable;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage or Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship;

“Event of Default” means any event or circumstance set out in Clause 9.1 (Events) or described as such in any of the Finance Documents;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender) of:

(a)

all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Lender in connection with the exercise of the powers referred to in or granted by any of the Finance Documents or otherwise payable by the Borrowers in accordance with the terms of any of the Finance Documents;

(b)	the expenses referred to in Clause 10.2 (Expenses); and

(c)

interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Lender from the Borrowers and in all other cases, the date on which the same were suffered, incurred or paid by the Lender until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Lender but always absent manifest error);

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations or other associated official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(l)(A)(i) of the

Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(l)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“Final Maturity Date” in relation to a Tranche means the earlier of (a) thirty (30) months from the Drawdown Date and (b) 31st December, 2020;

“Finance Documents” means this Agreement, the Security Documents and any other document designated as such by the Lender and the Borrowers;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)

under any interest or currency swap or any other kind of derivative designated transaction entered into by the debtor or, if the agreement under which any such designated transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year’’ means, in relation to the Borrowers (and as appropriate, the Corporate Guarantor), each period of 1 year commencing on 1st January thereof in respect of which financial statements referred to in Clause 8.1(e) (Financial statements) are or ought to be prepared;

“Flag State” means, in relation to the Hephaestus Vessel and the Pericles Vessel, Panama and in relation to the Hector Vessel, Marshall Islands or such other state or territory proposed in writing by the Borrowers to the Lender and approved by the Lender, as being the Flag State of such Vessel for the purposes of the Finance Documents;

“Fleet Vessel(s)” means the Vessels, the Associated Fleet Vessels and all of the ships from time to time wholly owned by members of the Group and, in the singular, means any of them;

“General Assignment” in relation to each Vessel means the first priority assignment of the Earnings, Insurances and Requisition compensation collateral to the Mortgage relative thereto executed or (as the context may require) to be executed by the Owner thereof in favour of the Lender, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented (together, the “General Assignments”);

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

“Group” means the Borrowers, the Corporate Guarantor and all other shipping companies now or in the future substantially directly or indirectly owned and/or controlled by the Corporate Guarantor and “Member of the Group” means any member of the Group;

“Hector Tranche” means, in respect of the Commitment, the amount of Twenty five million seven hundred fifty thousand Dollars ($25,750,000) or, as the context may require, the principal amount thereof owing to the Lender under this Agreement at any relevant time;

“Hephaestus Tranche” means, in respect of the Commitment, the amount of Nineteen million four hundred thousand Dollars ($19,400,000) or, as the context may require, the principal amount thereof owing to the Lender under this Agreement at any relevant time;

“IFRS” means International Financial Reporting Standards;

“Insurances” in relation to a Vessel means all policies and contracts of insurance (including, without limitation, all entries of such Vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of its Owner (whether in the sole name of its Owner or in the joint names of the Owner and the Technical Manager or (if the Lender so requires) in the joint names of its Owner and the Lender) in respect of such Vessel and its earnings (if applicable) or otherwise howsoever in connection with such Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period, provided, however, that if any of the aforesaid dates falls on a day which is not a Banking Day the Borrowers shall pay the accrued interest on the first Banking Day thereafter unless the result of such extension would be to carry such Interest Payment Date over into another calendar month in which event such Interest Payment Date shall be the immediately preceding Banking Day;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 (Selection of Interest Period) and 3.3 (Determination of Interest Periods);

“ISM Code” means in relation to its application to the Borrowers, the Vessels and their operation:

(a)

“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)

all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;

as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:

(a)

the DOC and SMC issued by the Classification Society in all respects acceptable to the Lender in its absolute discretion pursuant to the ISM Code in relation to the Vessels within the period specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require by request; and

(c)

any other documents which are prepared or which are otherwise relevant to establish and maintain the relevant Vessel’s or its Owner compliance with the ISM Code which the Lender may require by request;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessels pursuant to the ISPS Code;

“Lender” means the Lender as specified in the beginning of this Agreement and includes its successors in title and transferees;

“Lending Office” means the office of the Lender appearing at the beginning of this Agreement or any other office of the Lender designated by the Lender as the Lending Office by notice to the Borrowers;

“LIBOR” means, for an Interest Period:

(a)	the London interbank offered rate administered by ICE Benchmark Administration Limited (“ICE”) (or any other person which takes over the administration of that rate) for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Thomson Reuters Page Libor 01 at or about 11.00 a.m. (London time) on the Quotation Day for that Interest Period (and, for the purposes of this Agreement, “Thomson Reuters Page Libor 01” means the display designated as the “Page LIBOR 01” on the Thomson Reuters Service or such other page as may replace Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by ICE as the information vendor for the purpose of displaying ICE Interest Settlement Rates for Dollars); or

(b)

if on such date no rate is displayed, LIBOR for such period shall be the Lender’s offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for such period and for delivery on the first Banking Day of it,

Provided, however, that if any such rate is below zero LIBOR shall be deemed zero;

“K&T Loan Agreement” means the loan facility agreement dated 4 May 2016 (as amended and supplemented from time to time) between K&T Marine LLC and the Corporate Guarantor relating to a loan facility of up to $12,211,552.74;.

“Loan” means the aggregate principal amount borrowed by the Borrowers in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Lender under this Agreement at any relevant time;

“Major Casualty” in relation to a Vessel means any casualty to such Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds the Major Casualty Amount;

“Major Casualty Amount” in relation to the (a) Hephaestus Vessel and the Pericles Vessel, means Five hundred thousand Dollars ($500,000) and (b) in relation to the Hector Vessel, means Seven hundred fifty thousand Dollars ($750,000), or in either case the equivalent in any other currency;

“Management Companies” means the Commercial Manager and the Technical Manager and “Management Company” means either of them;

“Management Companies’ Undertakings” means in relation to each Vessel, the undertakings executed or (as the context may require) to be executed by the relevant Management Company in favor of the Lender, such undertaking to be in form and substance satisfactory at all times to the Lender as the same may from time to time be amended and/or supplemented;

“Management Agreement” in relation to a Vessel means the agreement made between the Owner thereof and each Management Company providing (inter alia) for such Management Company to manage such Vessel, as amended and /or supplemented from time to time (together, the “Management Agreements”);

Manager’s Account” means an account in the name of the Technical Manager held with the Lender;

“Market Value” means, in relation to a Vessel, the market value of such Vessel as determined in accordance with Clause 8.5(b) (Valuation of Vessels);

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1988;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” in relation to a Vessel means the first preferred ship mortgage or, as the case may be the first priority ship mortgage and the deed of covenants supplemental thereto on such Vessel to be executed by the Owner thereof in favour of the Lender in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented (together, the “Mortgages”);

“Mortgaged Vessel” means, at any relevant time, any Vessel which is at such time subject to a Mortgage and/or the Earnings, the Insurances and Requisition Compensation (each as defined in the relevant Mortgage or, as the case may be, General Assignment) of which are subject to an Encumbrance pursuant to the relevant Security Documents and a Vessel shall for the purposes of this Agreement be deemed to be a Mortgaged Vessel as from the earlier of (a) the Drawdown Date and (b) the date that the Mortgage of that Vessel shall have been executed and registered in accordance with this Agreement until the earlier of (i) the payment in full of the amount required to be paid by the Borrowers pursuant to Clause 4.3 following the sale or Total Loss of such Vessel and (ii) the date on which all monies owing under the Security Documents have been repaid in full;

“Operating Account” in relation to each Borrower means an interest bearing Dollar account of such Borrower opened or (as the context may require) to be opened by such Borrower with the Lending Office or with any other branch of the Lender, as may be required by and at the discretion of the Lender, to which (inter alia) all Earnings of the Vessel owned by such Borrower are to be paid and from which all the Operating Expenses of each respective Vessel are to be paid and includes any sub-accounts thereof and any other account designated in writing by the Lender to be the Operating Account of such Borrower for the purposes of this Agreement (together, the “Operating Accounts”);

“Operating Expenses” means in relation to a Vessel and in relation to a Surplus Cash Income Calculation Period the expenses properly and reasonably incurred by the Borrowers in connection with, crewing, victualing, insuring, normal maintenance and repairs, spares, management and operation of such Vessel (including voyage expenses, provisioning for dry-docking, intermediate or special survey costs and management fees) and any such expenses deemed by the Lender to be reasonable for the operation of any such similar in size and type vessel;

“Operator” in relation to a Vessel means any person who is from time to time during the Security Period concerned in the operation of such Vessel and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Outstanding Indebtedness” means the aggregate of (a) the Loan and interest accrued and accruing thereon, (b) the Expenses, and (c) all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrowers to the Lender pursuant to the Finance Documents, whether actually or contingently and (d) any damages payable as a result of any breach by the Borrowers of any of the Finance Documents and (e) any damages or other sums payable as a result of any of the obligations of the Borrowers under or pursuant to any of the Finance Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding;

“Owner” in relation to a Vessel means the owner of such Vessel as specified in the definition of “Vessels” in this Clause 1.2 (together, the “Owners”);

“Party” means a party to this Agreement;

“Pericles Tranche” means, in respect of the Commitment, the amount of Ten million five hundred thousand Dollars ($10,500,000) or (as the context may require) the principal amount thereof owing to the Lender under this Agreement at any relevant time;

“Permitted Encumbrance” means any Encumbrance in favour of the Lender created pursuant to the Security Documents and Permitted Liens;

“Permitted Lien” in relation to a Vessel means any lien on such Vessel for master’s, officers’ or crew’s wages outstanding in the ordinary course of trading, any lien for salvage, any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Lender) exceeding the Major Casualty Amount, broker’s liens on policies of insurance in respect of such Vessel and encumbrances over such Vessel created by the Security Documents;

“Prior Indebtedness” means the principal amount of $29,900,00 owing to the Lender under a Loan Agreement dated 4th May 2011 and made between the Hephaestus Borrower and the Pericles Borrower, as joint and several borrowers and the Lender, as lender in respect of a loan facility of (initially) $47,500,000, as subsequently amended and / or supplemented;

“Quotation Day” means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the second Banking Day before the first day of such period;

“Receiving Bank” means JP MORGAN CHASE BANK New York (Swift code CHASUS33) for account of: CA-CIB Paris, Account number 786419036 (Swift Code: BSUIFRPP), or such other bank in New York as the Lender may notify to the Borrowers;

“Registry” in relation to a Vessel means the offices of such registrar, commissioner or representative of the relevant Flag State who is duly authorised to register such Vessel, its Owner’s title to such Vessel and the Mortgage registered over such Vessel under the laws and flag of the relevant Flag State;

“Regulatory Agency” means the Government Entity or other organization in the relevant Flag State which has been designated by the government of the relevant Flag State to implement and/or administer and/or enforce the provisions of the ISM Code;

“Related Company” means any company which is under the ultimate control, direct or indirect, of any individual who has ultimate control, whether alone or with others, of the Borrowers or other entity of which such company is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means the Borrowers, the Borrowers’ Related Companies and the other corporate Security Parties;

“Relevant Ship” means each of the Vessels and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

“Repayment Date” means each of the dates specified in Clause 4.1 (Repayment) on which the Repayment Instalments shall be payable by the Borrowers to the Lender;

“Repayment Instalment” means each of the Hephaestus Tranche Repayment Instalments, the Hector Tranche Repayment Instalments and the Pericles Tranche Repayment Instalments which becomes due for repayment by the Borrowers to the Lender on a Repayment Date pursuant to Clause 4.1 (Repayment);

“Requisition Compensation” in relation to a Vessel means all sums of money or other compensation from time to time payable by reason of requisition of such Vessel otherwise than by requisition for hire;

“Restructuring Plan” in relation to the Corporate Guarantor and its present Subsidiaries (including the Borrowers) means all the actions covenants, undertakings and operations described in Clause 8.1 (m) (Most Favoured Nation) and Clause 7.2 (w) (Equity requirement for the implementation of the Restructuring Plan) which have, or as the case may be, shall have been complied with by the Corporate Guarantor and its Subsidiaries and its Shareholders (as applicable) at the time prescribed therein and in any case no later than the end of the Deferral Period;

“Retention Account” means a Dollar account of the Borrowers opened or (as the context may require) to be opened in the name of the Borrowers with the Lending Office;

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures adopted, administered, enacted or enforced by any Sanctions Authority, or otherwise imposed by any law or regulation compliance with which is reasonable in the ordinary course of business of the Borrowers, any Security Party and the Lender or to which any Borrower, any Security Party and the Lender are subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America);

“Sanctions Authority” means;

(a)	the government of the United States of America;

(b)	the United Nations;

(c)	the European Union (or the governments of any of its member states);

(d)	the United Kingdom; or

(e)

the respective governmental institutions and agencies of any of the foregoing including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State, the United States Department of Commerce and Her Majesty’s Treasury;

“Sanctions Restricted Jurisdiction” means any country or territory which is the target of country-wide or territory-wide Sanctions;

“Sanctions Restricted Person” means a person or vessel:

(a)

that is, or is directly or indirectly, owned or controlled (as such terms are defined by the relevant Sanctions Authority) by, or acting on behalf of, one or more persons or entities on any list (each as amended, supplemented or substituted from time to time) of restricted entities, persons or organisations (or equivalent) published by a Sanctions Authority;

(b)	that is located or resident in or incorporated under the laws of, or owned or controlled by, a person located or resident in or incorporated under the laws of a Sanctions Restricted Jurisdiction; or

(c)	that is otherwise the target or subject of Sanctions;

“Security Documents” means:

(a)	the Accounts Pledge Agreement;

(b)	the Management Companies’ Undertakings;

(c)	the Charterparty Assignments;

(d)	the General Assignments;

(e)	the Corporate Guarantee;

(f)	the Mortgages;

(g)	the Share Pledge Agreements; and

(h)

any other document (whether creating an Encumbrance or not) which is executed at any time by the Borrowers or the Corporate Guarantor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the documents referred to in this definition;

“Security Party” means each of the Borrowers, the Corporate Guarantor, the Share Pledgors and any other person (other than the Lender) which is or may become a party to any of the Finance Documents (together, the “Security Parties”);

“Security Period” means the period commencing on and including the date hereof and terminating on and including the date upon which the Outstanding Indebtedness has been paid in full to the Lender;

“Security Value” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which, at any relevant time is the aggregate of (i) the Market Value of the Vessels as most recently determined in accordance with Clause 8.5(b) (Valuation of Vessels), and (ii) the market value of any additional security provided under Clause 8.5(a) (Security shortfall-Additional Security) and accepted by the Lender (if any);

“Shareholder(s)” means the person or persons in writing disclosed to the Lender as being the ultimate legal and/or beneficial owner or owners of 100% of the shares and the voting rights in the Corporate Guarantor;

“Shares Pledge Agreement” in relation to each Borrower, means the pledge agreement to be executed by the respective Share Pledgors in favour of the Lender whereby such Share Pledgors shall pledge all the issued share capital of such Borrower, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented (together the “Share Pledge Agreements”);

“Share Pledgors” in relation to a Borrower, means persons acceptable to the Lender who have executed or (as the context may require) shall execute a Shares Pledge Agreement;

“SMC” in relation to a Vessel means a safety management certificate issued in respect of such Vessel in accordance with rule 13 of the ISM Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person;

“Surplus Cash Income” in relation to a Vessel and in relation to a Surplus Cash Income Calculation Period means the amount (as conclusively calculated and determined by the Lender pursuant to Clause 8.1 (k) (Surplus Cash Income) of this Agreement which is the Total Revenue of such Vessel received by the respective Owner thereof during such period, less (i) the aggregate of such Vessel’s Operating Expenses and (ii) the Debt Service during such Surplus Cash Income Calculation Period;

“Surplus Cash Income Calculation Period” in relation to each Vessel means each successive quarterly period in each financial year during the Security Period the first commencing on the 30th June 2017 and ending on the Final Maturity Date or on the earlier date on which either of the below conditions is complied with:

(i)	the Deferred Amounts shall have been paid in full; and

(ii)	the Asset Cover Ratio shall have been restored to 130%;

“Surplus Cash Income Certificate” means a certificate in the form set out in Schedule 3 of this Agreement in relation to a Surplus Cash Income Calculation Period setting out the Operating Expenses, the Debt Service, the Total Revenue of the respective Vessel and the relevant Surplus Cash Income during such period certified as to its accuracy by the Chief Financial Officer of the Corporate Guarantor;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Lender and imposed on the net income of the Lender) and “Taxation” shall be construed accordingly;

“Technical Manager” means for the time being TECHNOMAR SHIPPING INC., a company duly incorporated in the Republic of Liberia and having an office established in Greece, at 3-5 Menandrou str., 145 61 Kifissia pursuant to the Greek laws 378/68, 27/75 and 814/79 (as amended) or any other management company appointed by any of the Borrowers, with the prior written consent of the Lender (such consent not to be unreasonably withheld), which provides technical services to the Vessels and includes its respective successors in title;

“Total Loss” in relation to a Vessel means:

(a)	actual, constructive, compromised or arranged total loss of such Vessel; or

(b)	the Compulsory Acquisition of such Vessel; or

(c)

the condemnation, capture, seizure, confiscation, arrest or detention of such Vessel (other than where the same amounts to the Compulsory Acquisition of such Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity or otherwise, unless such Vessel be released and restored to from such condemnation, capture, seizure, confiscation arrest or detention within ninety (90) days after the occurrence thereof (or within such longer time period the Borrowers may request and the Lender at its sole and absolute discretion may approve such consent not to be unreasonably withheld); and

(d)

the hijacking, capture, seizure or confiscation of such Vessel arising as a result of a piracy or related incident unless such Vessel be released and restored to from such hijacking, capture, seizure or confiscation within one hundred twenty(120) days after the occurrence thereof;

“Total Revenue” in relation to a Vessel and in relation to a Surplus Cash Income Calculation Period means the total income of such Vessel received during such Surplus Cash Income Calculation Period less brokerage fees and commissions and withholding taxes (if any);

“Tranches” means the Hephaestus Tranche, the Hector Tranche and the Pericles Tranche, or (as the context may require) the principal amount of such borrowing under such respective Tranche and “Tranche” means any of them;

“Transferee” has the meaning ascribed thereto in Clause 14.3 (Assignment by the Lender):

“US Tax Obligor” means:

(a)	a Borrower, if it is resident for tax purposes in the United States of America; or

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US Federal income tax purposes;

“Vessels” means:

(a)

the containership “DOLPHIN II”, IMO No. 9318125, of 54309 gt and 34011 nt, built in 2007, registered through the Panama Ships Registry in the ownership of the Hephaestus Borrower under the laws and flag of Panama, Off. Reg. No. 41426-PEXT (the “Hephaestus Vessel”); and

(b)

the containership “ATHENA”, IMO No. 9275361 of 34610 gt and 16865 nt, built in 2003, registered through the Panama Ships Registry in the ownership of the Pericles Borrower under the laws and flag of Panama Off. Reg. No. 30876-pext-2 (the “Pericles Vessel”); and

(c)

the containership “KRISTINA”, IMO No: 9641223 of 71,021 gt tons, 40,452 nt, built in 2013, registered through the Marshall Islands Ships Registry in the ownership of the Hector Borrower under the laws and flag of the Marshall Islands under Official No. 4913 (the “Hector Vessel”);

in each case together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described relevant Vessel,

(together, the “Vessels” and “Vessel” means any of them, as the context may require);

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.3	Interpretation. In this Agreement:

(a)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(b)

subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Finance Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(c)	where the context so admits, words in the singular include the plural and vice versa;

(d)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(e)	all obligations imposed on, or assumed by the Borrowers are joint and several even if not so expressed;

(f)

references to (or to any specified provisions of) a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally, whether before the date of this Agreement or otherwise;

(g)

references to Clauses and Schedules are to be construed as references to the Clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include all the terms of that Finance Document and any Schedules, Annexes or Appendices thereto, which form an integral part of same;

(h)

references to the opinion of the Lender or a determination or acceptance by the Lender or to documents, acts, or persons acceptable or satisfactory to the Lender or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive and binding on the Borrowers;

(i)

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any governmental or intergovernmental body, agency, authority, central bank or government department or any self regulatory or other national or supra-national authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation or any amendment, supplement or re-enactment thereof;

(j)	references to any person include such person’s assignees and successors in title; and

(k)	references to or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise.

1.4	Construction of certain terms. In this Agreement:

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, Joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“control” of an entity means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(iii)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(b)

the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Encumbrance over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

“document” includes a deed; also a letter or fax;

“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness and “guaranteed” shall be construed accordingly;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“person” includes any individual, firm, company, corporation, unincorporated body of persons or any state, political sub-division or any agency thereof and local or municipal authority and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“right” means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“liquidation”, “winding up”, “dissolution”, or “administration” of (i) a person or (ii) a “receiver” or “administrative receiver” or “administrator” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.5

Same meaning. Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6

Inconsistency. Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter (other than as relates to the creation and/or perfection of security) and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

1.7

Finance Documents. Where any other Finance Document provides that Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Security Party shall apply to that Finance Document as if set out in it but with all necessary changes.

2.	THE LOAN

2.1	Commitment to Lend. The Lender, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 (Representations and warranties)

and in each of the Security Documents, agrees to lend to the Borrowers, as joint and several borrowers, by way of the Tranches and upon and subject to the terms of this Agreement, the amount specified in Clause 1.1 (Amount and Purpose) and the Borrowers shall apply all amounts borrowed under the Commitment in accordance with Clause 1.1 (Amount and Purpose).

2.2

Drawdown Notice and Commitment to Borrow. Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrowers following receipt by the Lender from the Borrowers of a Drawdown Notice not later than 10:00 a.m. (London time) on the second Banking Day before the date on which the drawdown is intended to be made.

2.3

Drawdown Notice irrevocable. A Drawdown Notice must be signed by a duly authorised signatory or attorney-in-fact of the Borrowers and shall be effective on actual receipt thereof by the Lender and, once served, it, subject as provided in Clause 3.6 (Market disruption – Non Availability), cannot be revoked without the prior consent of the Lender.

2.4

Number of Tranches Agreed. The Commitment shall be advanced to the Borrowers by the Tranches and after the advance of the Tranches any amount undrawn under the Commitment shall be cancelled and may not be borrowed by the Borrowers at a later date.

2.5

Disbursement. Upon receipt of the Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 7 (Conditions precedent), on the date specified in the Drawdown Notice, make the Commitment available to the Borrowers, and payment to the Borrowers shall be made to the account which the Borrowers specify in the Drawdown Notice.

2.6

Application of Proceeds. Without prejudice to the Borrowers’ obligations under Clause 8.1(c) (Use of Loan proceeds), the Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement and shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrowers.

2.7	Termination Date of the Commitment. Any part of the Commitment undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.

2.8

Evidence. It is hereby expressly agreed and admitted by the Borrowers that abstracts or photocopies of the books of the Lender as well as statements of accounts or a certificate signed by an authorised officer of the Lender shall be conclusive binding and full evidence, save for manifest error, on the Borrowers as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.5(a) (Security Shortfall-Additional Security), the payment or non payment of any amount due under a Finance Document. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Lender on the basis of the above mentioned means of evidence including written statements or certificates of the Lender.

2.9

2.10

No security or lien from other person. The Borrowers have not taken or received, and the Borrowers undertake that until all moneys, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the Security Documents have been paid in full, they will not take or receive, any security or lien from any other person liable or for any liability whatsoever.

2.11

Interest to co-borrow. The Borrowers have an interest in borrowing jointly and severally in that they are companies which have close financial co-operation and mutual assistance and in that the Commitment would not have been available to each one of the Borrowers separately.

3.	INTEREST

3.1

Normal Interest Rate. The Borrowers shall pay interest on each Tranche, or as the case may be, the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Applicable Margin and (ii) LIBOR for such Interest Period, unless there is an Alternative Rate in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Applicable Margin and (ii) the Alternative Rate.

3.2	Selection of Interest Period.

(a)

Notice: The Borrowers may by notice received by the Lender not later than 10:00 a.m. (London time) on the second Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods) below) whether such Interest Period shall have a duration of three (3) or six (6) or twelve (12) months (or such other period as may be requested by the Borrowers and as the Lender, in its sole discretion, may agree to).

(b)

Non-availability of matching deposits for Interest Period selected: If, after the Borrowers by notice to the Lender have selected an Interest Period longer than 3 months, the Lender notifies the Borrowers on the same Banking Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period selected by the Borrowers will be available to it in the London Interbank Market when such Interest Period commences, that Interest Period shall be of such duration as the Lender may advice the Borrowers in writing.

3.3

Determination of Interest Periods. Every Interest Period shall, subject to market availability to be conclusively determined by the Lender, be of the duration specified by the Borrowers pursuant to Clause 3.2 (Selection of Interest Period) but so that:

(a)	the initial Interest Period applicable to the Loan will commence on the Drawdown Date and each subsequent Interest Period will commence forthwith upon the expiry of the preceding Interest Period;

(b)

if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount of the Repayment Instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 (Selection of Interest Period) and the other provisions of this Clause 3.3 and the expression “Interest Period in respect of the Loan” when used in this Agreement refers to the Interest Period in respect of the balance of the Loan; and

(c)

if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Period) and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Lender and the Borrowers provided, always, that such period (whether of three months or different duration) shall comply with this Clause 3.3.

3.4	Default Interest.

(a)

Default interest: If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Finance Documents, the Borrowers shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Lender pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Lender each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (i) two per cent (2%), per annum, (ii) the Applicable Margin and (iii) LIBOR. Such interest shall be due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is of principal which became due and payable by reason of a declaration by the Lender under Clause 9.2 (Consequences of Default – Acceleration) on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it fell due. If for the reasons specified in Clause 3.6 (Market disruption – Non Availability), the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4 (Default interest), interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of (i) the Applicable Margin and (ii) the Alternative Rate. Interest payable by the Borrowers as aforesaid shall be (at the sole discretion of the Lender) compounded quarterly and shall be payable on demand.

3.5

Notification of Interest and interest rate. The Lender shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Lender to make determinations at its sole discretion, but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Lender’s notification. However, omission of the Lender to make such notification will not constitute and will not be interpreted as if to constitute a breach of obligation of the Lender except in case of wilful misconduct.

3.6	Market disruption – Non Availability

(a)

Market Disruption Event: If and whenever, at any time prior to the commencement of any Interest Period, the Lender (in its discretion) shall have determined (which determination shall be conclusive in the absence of manifest error) that a Market Disruption Event has occurred in relation to the Loan for any such Interest Period, then the Lender shall forthwith give notice thereof (a “Determination Notice”) to the Borrowers and the rate of interest on the Loan (or the relevant part thereof) for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)	the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan (or the relevant part thereof) from whatever source it may select.

(b)

Suspension of drawdown: If the Determination Notice is given before the Commitment (or a part thereof) is advanced, the Lender’s obligation to make the Commitment (or a part thereof) available shall be suspended while the circumstances referred to in the Determination Notice continue.

(c)	Meaning of “Market Disruption Event”: In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is not available; and/or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that the cost to it of obtaining matching deposits in the London Interbank Market to fund the Loan (or the relevant part thereof) for such Interest Period would be in excess of the LIBOR for such Interest Period; and

(iii)

before close of business in London on the Quotation Day for the relevant Interest Period, deposits in Dollars are not available to the Lender in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for such Interest Period.

(d)	Alternative basis of interest or funding:

(i)

If a Market Disruption Event occurs and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than fourteen (14) days (the “Negotiation Period”)) after the giving of the relevant Determination Notice with a view to agreeing a substitute basis for determining the rate of interest.

(ii)	Any alternative basis agreed pursuant to paragraph (i) above shall be binding on the Lender and all Security Parties.

(e)

Alternative basis of interest in absence of agreement: If the Lender and the Borrowers will not enter into negotiations as provided in Sub-Clause 3.6(d)(i) or if an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set the following Interest Period and an interest rate representing the cost of funding of the Lender in

Dollars of the Loan (or the relevant part thereof) plus the Applicable Margin for such Interest Period; if the relevant circumstances are continuing at the end of the Interest Period so set by the Lender, the Lender shall continue to set the following Interest Period and an interest rate representing its cost of funding in Dollars of the Loan (or the relevant part thereof) plus the Applicable Margin for such Interest Period.

(f)

Notice of prepayment: If the Borrowers do not agree with an interest rate set by the Lender in accordance with Clause 3.6(e) (Alternative basis of interest in absence of agreement), the Borrowers may give the Lender not less than 5 Banking Days’ notice of their intention to prepay the Loan (or the relevant part thereof) at the end of the interest period set by the Lender.

(g)

Prepayment; termination of Commitment: A notice under Clause 3.6(f) (Notice of Prepayment) shall be irrevocable; and on the last Banking Day of the interest period set by the Lender, the Borrowers shall prepay (without premium or penalty) the Loan (or the relevant part thereof) together with accrued interest thereon at the applicable rate representing the Lender’s cost of funding in Dollars of the Loan plus the Applicable Margin.

4.	REPAYMENT - PREPAYMENT

4.1	Repayment. The Borrowers shall and it is expressly undertaken by the Borrowers to, repay the Loan as follows:

(a)

Hephaestus Tranche: the Hephaestus Tranche shall be repaid jointly and severally by the Borrowers by (i) fourteen (14) consecutive quarterly repayment instalments, each in the amount of Dollars Three hundred fifty thousand ($350,000) (the “Hephaestus Tranche Repayment Instalments”), the first to be repaid on the 30th September 2017 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 14th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (ii) a balloon payment of Fourteen million five hundred thousand Dollars ($14,500,000) (the “Hephaestus Balloon Instalment”), such Balloon Instalment payable together with the last (the 14th) Hephaestus Tranche Repayment Instalment on the Final Maturity Date;

Provided however that in the context of the Restructuring Plan and throughout the Deferral Period, the Borrowers are entitled without notice to the Lender or the Lender’s consent to repay the Hephaestus Deferred Instalments on the Final Maturity Date together with the Hephaestus Balloon Instalment always to the extent not already reduced and/or repaid from time to time by any payments to be made pursuant to Clause 8.1 (k) (Surplus Cash Income);

(b)

Pericles Tranche: the Pericles Tranche shall be repaid jointly and severally by the Borrowers by (i) fourteen (14) consecutive quarterly repayment instalments, each in the amount of Dollars Two hundred thousand ($200,000) (the “Pericles Tranche Repayment Instalments”), the first to be repaid on the 30th September 2017 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 14th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (ii) a balloon payment of Seven million seven hundred thousand Dollars ($7,700,000) (the “Pericles Balloon Instalment”), such Balloon Instalment payable together with the last (the 14th) Pericles Tranche Repayment Instalment on the Final Maturity Date;

Provided however that in the context of the Restructuring Plan and throughout the Deferral Period, the Borrowers are entitled to pay without notice to the Lender or the Lender’s consent the Pericles Deferred Instalments on the Final Maturity Date together with the Pericles Balloon Instalment always to the extent not already reduced and/or repaid from time to time by any payments to be made pursuant to Clause 8.1 (k) (Surplus Cash Income); and

(c)

Hector Tranche: the Hector Tranche shall be repaid jointly and severally by the Borrowers by (i) fourteen (14) consecutive quarterly repayment instalments, each in the amount of Dollars Eight hundred fifty thousand ($850,000) (the “Hector Tranche Repayment Instalments”), the first to be repaid on the 30th September 2017 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 14th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (ii) a balloon payment of Thirteen million eight hundred fifty thousand Dollars ($13,850,000) (the “Hector Balloon Instalment”), such Balloon Instalment payable together with the last (the 14th) Hector Tranche Repayment Instalment on the Final Maturity Date;

Provided however that in the context of the Restructuring Plan and throughout the Deferral Period, the Borrowers are entitled to pay without notice notice to the Lender or the Lender’s consent the Hector Deferred Instalments on the Final Maturity Date together with the Hector Balloon Instalment always to the extent not already reduced and/or repaid from time to time by any payments to be made pursuant to Clause 8.1 (k) (Surplus Cash Income); and

and further Provided, always, that (aa) if the last Repayment Date under the Tranches would otherwise fall after the Final Maturity Date, such last Repayment Date shall be the Final Maturity Date, (bb) there shall be no

Repayment Dates in relation to a Tranche after the Final Maturity Date, (cc) on the Final Maturity Date, the Borrowers shall also pay to the Lender any and all other monies then payable under this Agreement and the other Security Documents, and (dd) if any of the Repayment Instalments shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day, unless such Banking Day falls in the next calendar month, in which event such due date shall be the immediately preceding Banking Day.

4.2

Voluntary Prepayment. The Borrowers shall have the right, upon giving the Lender not less than five (5) Banking Days’ notice in writing, to prepay, without penalty or prepayment fee, part or all of the Loan, together with all unpaid interest accrued on the amount to be prepaid and all other sums of money whatsoever due and owing from the Borrowers to the Lender hereunder or pursuant to the other Finance Documents, provided, that:

(a)	the giving of such notice by the Borrowers will irrevocably commit the Borrowers to prepay such amount as stated in such notice;

(b)

if the Borrowers shall request consent to make such prepayment on a day other than the last day of an Interest Period the Borrowers will pay, in addition to the amount to be prepaid, any such sum as may be payable to the Lender pursuant to Clause 10.1 (Miscellaneous Indemnities) within three (3) Banking Days of demand by the Lender;

(c)

each such prepayment shall be in an amount of $100,000 or a whole multiple thereof or the balance of the Loan and will be applied by the Lender in the manner to be agreed between the Lender and the Borrowers;

(d)

every notice of prepayment shall be effective only on actual receipt (including by fax) by the Lender, shall be irrevocable and shall oblige the Borrowers to make such prepayment on the date specified;

(e)

the Borrowers shall have provided evidence satisfactory to the Lender that any consent required by the Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrowers or any Security Party has been complied with;

(f)	no amount prepaid may be re-borrowed; and

(g)	the Borrowers may not prepay the Loan or any part thereof, save as expressly provided in this Agreement or as otherwise agreed by the Lender.

4.3	Compulsory Prepayment in case of Total Loss or sale of a Mortgaged Vessel.

(a)

Total Loss: On a Mortgaged Vessel becoming a Total Loss (i) prior to the advance of the Tranche relative to such Vessel (or any part thereof), the obligation of the Lender to advance the Tranche relative to such Vessel (or any part thereof) shall immediately cease and the Tranche relative to the Vessel so lost shall be reduced to zero or (ii) in the event that the Commitment, or as the case may be, a Tranche (or any part thereof) has already been advanced, the Borrowers shall prepay the Relevant Required Amount (as hereinafter defined) together with any and all additional amounts payable (as applicable) pursuant to the provisions of Clause 4.4, without penalty, premium or prepayment fee, the latest on the date falling one hundred and eighty (180) days following the occurrence of such Total Loss or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation is received by the relevant Borrower (or the Lender pursuant to the Security Documents).

The Lender shall notify to the Borrowers the total additional amounts payable (as applicable) pursuant to the foregoing provisions of this Clause 4.3(a) and the Borrowers shall be obliged to make such prepayment of the Loan and payment of interest and other monies as aforesaid on the date specified in the foregoing provisions of this Clause 4.3(a)

For the purpose of this Agreement a Total Loss of a Vessel is deemed to have occurred:

(aa)

in the case of an actual total loss of a Vessel, at the actual date and time such Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date falling fifteen (15) days after the date on which such Vessel was last reported;

(bb)

in the case of a constructive total loss of a Vessel, at the date and time notice of abandonment (the “NOA date”) of such Vessel is given to the insurers of such Vessel (provided a claim for such Total Loss is admitted by such insurers) or, if such insurers do not admit such a claim on the earlier of (aa) the date when either the total loss is subsequently admitted by the insurers, or (bb) a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred and (cc) the date falling sixty (60) days after the NOA date, or, in the event that such notice of abandonment is not given by its Owner to the insurers of such Vessel, at the date and time on which occurred the incident and which may result, in the opinion of the Lender, in such Vessel being subsequently determined to be a Total Loss;

(cc)

in the case of a compromised or arranged total loss of a Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Vessel;

(dd)	in the case of Compulsory Acquisition of a Vessel, on the date upon which the relevant requisition of title or other compulsory acquisition occurs excluding a requisition for hire;

(ee)

in the case of, condemnation, capture, seizure, confiscation, arrest, or detention of such Vessel (other than where the same amounts to Compulsory Acquisition of such Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity or otherwise, which deprives its Owner of the use of such Vessel for more than ninety (90) days, upon the expiry of the period of ninety (90) days after the date upon which the relevant condemnation, capture, seizure or confiscation, arrest or detention (or within such longer time period the Borrowers may request and the Lender at its sole discretion may approve such consent not to be unreasonably witheld); and

(ff)

in the case of hijacking, capture, seizure or confiscation of a Vessel arising as a result of a piracy or related incident unless such Vessel be released and restored to its Owner from such hijacking, capture, seizure or confiscation within one hundred twenty (120) days after the date upon which the relevant hijacking, capture, seizure or confiscation.

(b)

Compulsory Prepayment in case of sale of a Mortgaged Vessel: In the event of a sale or other disposal of a Mortgaged Vessel or in case of refinancing by another bank or if the Borrowers request, and the the Lender’s consent is granted for the discharge of the Mortgage registered on such Vessel, the Borrowers shall prepay an amount equal to the Relevant Required Amount and the Borrowers shall thereupon be obliged to make such partial prepayment of the Loan;

and for the purpose of this Clause 4.3 “Relevant Required Amount” in relation to a Mortgaged Vessel, means the higher of :

(i)

the total amount outstanding under the relevant Tranche and in particular (aa) the Hephaestus Tranche, in relation to the Hephaestus Vessel (bb) the Hector Tranche, in relation to the Hector Vessel and (cc) the Pericles Tranche, in relation to the Pericles Vessel; and

(ii)

the amount which is equal to the pro-rata share of the Market Value of the Mortgaged Vessel so lost or sold in the aggregate Market Value of all the Mortgaged Vessels as determined in accordance with Clause 8.5(b) (Valuation of Vessels) hereof immediately before the Total Loss or, as the case may be, the sale or other disposal of the relevant Mortgaged Vessel or discharge of the relevant Mortgage registered on such Mortgaged Vessel; and

(iii)

such amount of the Loan, which results in the Asset Cover Ratio being equal to the Asset Cover Ratio maintained immediately prior to the prepayment made pursuant to this Clause 4.3 (and for the duration of the Deferral Period and only for the purposes of this Clause 4.3 by way of the Lender testing and determining such applicable Asset Cover Ratio pursuant to the provisions of Clause 8.5(b));

In the event that after prepaying the Relevant Required Amount (and for the duration of the Deferral Period), the Asset Cover Ratio is tested and found below 130% and always provided that after such Relevant Required Amount prepayment there remain any surplus sale or insurance or other disposal proceeds (the “Surplus Proceeds”), the Loan shall be prepaid by any part of such Surplus Proceeds as would be required for the Asset Cover Ratio to reach to a percentage of 130% ; for the avoidance of doubt the Parties agree that the provisions of Clause 8.5(a) (Security Shortfall- Additional Security) shall not apply in this Clause 4.3 for the duration of the Deferral Period.

Provided however that in case the Hephaestus Vessel is sold pursuant to the provisions of Clause 8.1(j) (Sale of the Hephaestus Vessel), then the Relevant Required Amount shall be the total amount of the sale proceeds of the Hephaestus Vessel to be applied against full or partial repayment (as the case may be) of the Hephaestus Tranche with allocation and amortisation of the balance unpaid amount to be agreed between the Bank and the Borrowers.

For the avoidance of doubt in the event that the Total Loss or, as the case may be, sale proceeds of such Mortgaged Vessel are insufficient to pay in full the whole of the Relevant Required Amount (save for the provisions of Clause 8.1 (j), and save as otherwise provided in this Clause 4.3 for the duration of the Deferral Period the Borrowers shall be obliged to pay the shortfall to the Lender simultaneously with the payment of the full amount of the Total Loss or, as the case may be, sale proceeds of such Mortgaged Vessel;

provided, always, that if the relevant Mortgaged Vessel, so lost or sold or otherwise disposed of, is the last Mortgaged Vessel, then the full amount of the insurance or, as the case may be, the sale proceeds shall apply against full repayment of the Outstanding Indebtedness and additionally the Borrowers shall prepay to the Lender the balance (if any) of the Outstanding Indebtedness in full and any remaining balance (after such prepayment) of the insurance or, as the case may be, the sale proceeds shall be paid to the Borrowers.

4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(a)

accrued interest on the prepaid amount to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6 (Market disruption – Non Availability) at a rate equal to the aggregate of the Applicable Margin and the cost to the Lender of funding the Loan);

(b)	any additional amount payable under Clause 5.3 (Gross Up);

(c)

all other sums payable by the Borrowers to the Lender under this Agreement or any of the other Finance Documents including, without limitation, any amounts payable under Clause 10 (Indemnities - Expenses – Fees): and

(d)

in relation to any prepayment made on a date other than an Interest Payment Date in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.

5.	PAYMENTS, TAXES, LOAN ACCOUNT AND COMPUTATION

5.1	Payments – No set-off or Counterclaims

(a)

The Borrowers acknowledge that, in performing their obligations under this Agreement, the Lender will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Lender and that it is reasonable for the Lender to be entitled to receive payments from the Borrowers gross on the due date in order that the Lender is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under this Agreement and/or any of the other Finance Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3, free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:

(i)	in Dollars, not later than 10.00 a.m. (London time) on the Banking Day (in Paris, London and New York City) on which the relevant payment is due under the terms of this Agreement; and

(ii)

to the Receiving Bank for the account of the Lender, reference, reference: “HEPHAESTUS MARINE LLC - HECTOR MARINE LLC PERICLES MARINE LLC - LOAN AGREEMENT DATED: 11th AUGUST, 2017”, provided, however, that the Lender shall have the right to change the place of account for payment, upon three (3) Banking Days’ prior written notice to the Borrowers.

(b)

If at any time it shall become unlawful or impracticable for the Borrowers to make, a payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrowers may request and the Lender may agree to alternative arrangements for the payment of the amounts due by the Borrowers to the Lender under this Agreement or the other Finance Documents.

5.2

Payments on Banking Days. All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, that payment due shall be made on the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

5.3

Gross Up. If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrowers to make a payment subject to Governmental Withholdings, or any other deduction or withholding, the Borrowers shall pay to the Lender such additional amounts as may be necessary to ensure that there will be received by the Lender a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Borrowers shall indemnify the Lender against any losses or costs incurred by the Lender by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Lender official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Lender in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrowers under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

5.4

Loan Account. All sums advanced by the Lender to the Borrowers under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Lender in accordance with its usual practices in the name of the Borrowers. The Lender may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such mortgage.

5.5

Computation. All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and warranties. The Borrowers, jointly and severally, hereby represent and warrant to the Lender that:

(a)

Due Incorporation/ Due Formation /Valid Existence: each of the Borrowers and the other corporate Security Parties is duly incorporated or formed, as appropriate and validly existing and in good standing under the laws of their respective countries of incorporation or formation, as appropriate, and have power to own their respective property and assets, to carry on their respective business as the same is now being lawfully conducted and to purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which they have undertaken or shall undertake pursuant to the Finance Documents;

(b)

Due Corporate Authority: each of the Borrowers and the other corporate Security Parties has power to execute, deliver and perform its obligations under the Finance Documents to which it is a party and to borrow the Commitment under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is or is to be a party, and each of the corporate Security Parties has power to execute and deliver and perform its obligations under the Finance Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrowers to borrow will be exceeded as a result of borrowing the Loan;

(c)

Litigation: no litigation or arbitration, tax claim or administrative proceeding (including action relating to any alleged or actual breach of the ISM Code and the ISPS Code) involving a potential liability of the Borrowers or any other Security Party is current or pending or threatened against the Borrowers or such other Security Party, which, if adversely determined, would have a material adverse effect on the business, position, profitability, assets or the financial condition of any of them;

(d)

No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Finance Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrowers or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrowers or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by- laws/statutes or other constitutional documents of the Borrowers or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrowers or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrowers or any other Security Party;

(e)	Financial Condition: the financial condition of the Borrowers and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender;

(f)

No Immunity: neither the Borrowers nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(g)

Shipping Company: each of the Borrowers and the Management Companies is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(h)

Licences/Authorisation: every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Finance Documents or the performance by each Security Party of its obligations under the Finance Documents to which such Security Party is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as each Borrower is aware;

(i)

Perfected Securities: when duly executed, the Finance Documents will create a perfected security interest in favour of the Lender, with the intended priority, over the assets and revenues intended to be covered, valid and enforceable against the Borrowers and the other Security Parties (as applicable);

(j)

No Notarisation/Filing/Recording: save for the registration of each of the Mortgages in the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Finance Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Finance Documents;

(k)

Validity and Binding effect: the Finance Documents constitute (or upon their execution - and in the case of any mortgage upon its registration at the Registry - will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrowers and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Finance Documents or the security thereby created;

(l)

Valid Choice of Law: the choice of law agreed to govern this Agreement and/or any other Finance Document and the submission to the jurisdiction of the courts agreed in each of the Finance Documents are or will be, on execution of the respective Finance Documents, valid and binding on the Borrowers and any other Security Party which is or is to be a party thereto;

(m)

Direct obligations - Pari Passu: the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrowers with the exception of any obligations which are mandatorily preferred by law;

(n)

Information: all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Lender in connection with the negotiation and preparation of this Agreement and each of the other Finance Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted accounting principles which have been consistently applied;

(o)	No Default: at the date of this Agreement and on the Drawdown Date no Default has occurred (or shall have occurred) and is continuing;

(p)

No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by the Borrowers under this Agreement and/or any other of the Finance Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Finance Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrowers;

(q)

No Default under other Financial Indebtedness: neither the Borrowers nor the Corporate Guarantor has been declared in default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound;

(r)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessels: each of the Vessels is and on the Drawdown Date and at any time thereafter will be:

(i)

in the absolute and free from Encumbrances (other than in favour of the Lender or any Permitted Encumbrances) ownership of the Owner thereof who is and will on and after such Drawdown Date be the sole legal and beneficial owner of such Vessel;

(ii)	registered in the name of the Owner thereof through the Registry under the laws and flag of the relevant Flag State;

(iii)	operationally seaworthy and in every way fit for service;

(iv)	classed with the Classification Society and such class will be free of any overdue requirements and recommendations of the Classification Society affecting class;

(v)	insured in accordance with the provisions of this Agreement and the Mortgage relative thereto;

(vi)	managed by the Management Companies; and

(vii)	in full compliance with the ISM and the ISPS Code;

(s)

No Charter: save for the Existing Charterparties and unless otherwise permitted in writing by the Lender, none of the Vessels is nor will on the Drawdown Date be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the Drawdown Date would have required the consent of the Lender under any of the Finance Documents and there will not on or before the Drawdown Date be any agreement or arrangement whereby the Earnings of such Vessel may be shared with any other person;

(t)

No Encumbrances: neither the Vessels (or any of them) nor their/her Earnings, Insurances or Requisition Compensation nor the Operating Accounts (or any of them) nor any other properties or rights which are, or are to be, the subject of any of the Security Documents will be, on the Drawdown Date subject to any Encumbrance save for the Permitted Encumbrances and further save for any Encumbrances securing the DB Indebtedness to DB;

(u)	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Lender:

(i)	the Borrowers and their respective Related Companies have complied with the provisions of all Environmental Laws;

(ii)	the Borrowers and their respective Related Companies have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(iii)

neither the Borrowers nor any of their respective Related Companies have received notice of any Environmental Claim that the Borrowers or any of their respective Related Companies are not in compliance with any Environmental Law or any Environmental Approval;

(v)	No Environmental Claims: except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Lender:

(i)

there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against the Borrowers (or any of them) or the Vessels (or any of them) or any of the Borrowers’ Related Companies or any other Relevant Ship ; and

(ii)

there has been no emission, spill, release or discharge of a Material of Environmental Concern from any of the Vessels or any other Relevant Ship or any of the Vessels owned by, managed or crewed by or chartered to any of the Borrowers which could give rise to an Environmental Claim;

(w)

Copies true and complete: the copies of the Management Agreements, the Existing Charterparties and any Charterparty delivered or to be delivered to the Lender pursuant to Clause 7.2 (Conditions precedent to the making of the Commitment) are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(x)

Compliance with the ISPS code: each of the Vessels complies and will comply on the Drawdown Date and the Operator complies with the requirements of the ISM Code and the SMC which has been or, as the case may be, shall be issued in respect of such Vessel and shall remain valid on such Drawdown Date and thereafter throughout the Security Period.

(y)	Compliance with ISPS Code: each Owner has a valid and current ISSC in respect of its Vessel and is in full compliance with the ISPS Code;

(z)	FATCA: None of the Security Parties is a US Tax Obligor;

(aa)

Shareholding: all the shares in the Borrowers are legally owned by the Corporate Guarantor and all the shares in the Corporate Guarantor are legally and beneficially owned by the Shareholders as disclosed to the Lender in writing;

(bb)	Taxes paid: each of the Borrowers has paid all taxes when due and as applicable to, or imposed on or in relation to itself, its business or the Vessels; and

(cc)	Sanctions:

(A)	(i) neither any Borrower nor any Security Party:

(1)	is a Sanctions Restricted Person;

(2)	owns or controls directly or indirectly a Sanctions Restricted Person; or

(3)	has a Sanctions Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

(B)

no proceeds of the Loan shall be made available, directly or to the knowledge of the Borrowers, or any of them (after reasonable enquiry) indirectly, to or for the benefit of a Sanctions Restricted Person contrary to Sanctions or for transactions in a Sanctions Restricted Jurisdiction nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(dd)

Compliance with certain undertakings: At the date of this Agreement, the Borrowers are in compliance with Clauses 8.2(a) (Negative pledge), 8.2(g) (Other obligations) and 11.2 (Maintenance of Securities);

6.3

Acting for its own account - Money laundering. Each of the Borrowers represents, warrants and confirms that it is the beneficiary of the Loan made or to be made available to it and it will promptly inform the Lender by written notice if it is not, or ceases to be, the beneficiary and notify the Lender in writing of the name and the address of the new beneficiary/beneficiaries; each of the Borrowers is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is obtained; each of the Borrowers confirms that, by entering into this Agreement and the other Finance Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrowers of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the other Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Finance Documents to which such Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).

6.4

Representations Correct. At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrowers and/or the Corporate Guarantor to the Lender are true and accurate.

6.5

Repetition of Representations and Warranties. The representations and warranties in this Clause 6 (Representations and warranties) shall be deemed to be repeated by the Borrowers on the Drawdown Date and on each Interest Payment Date throughout the Security Period as if made with reference to the facts and circumstances existing on each such day.

7.	CONDITIONS PRECEDENT

7.1

Conditions precedent to the execution of this Agreement. The obligation of the Lender to make the Commitment or any part thereof available shall be subject to the condition that the Lender shall have received, not later than two (2) Banking Days before the day on which the Drawdown Notice in respect of the Commitment or such part thereof is given, the following documents and evidence in form and substance satisfactory to the Lender:

(a)

Constitutional Documents: a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;

(b)

Certificates of incumbency: a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

(c)

Resolutions: minutes of separate meetings of the directors and (if required) shareholders of each corporate Security Party at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Finance Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is or is to be a party;

(d)

Powers of Attorney: the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Finance Documents, and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(e)

Consents: evidence that all necessary licences, consents, permits and authorisations have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Finance Documents;

(f)	DOC: a copy of the DOC applicable to the Technical Manager certified as true and in effect;

(g)

Other documents: any other documents or recent certificates or other evidence which would be required by the Lender in relation to any corporate Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and is in good standing;

(h)	Management Agreement-Existing Charterparties: a copy of each of the following documents certified as true and complete by the legal counsel of the Borrowers:

(i)	the Management Agreement evidencing that the relevant Vessel is managed by the Management Companies on terms acceptable to the Lender; and

(ii)	the Existing Charterparties;

(i)

Operating Accounts: evidence that the Operating Accounts have been duly opened and all mandate forms and other legal documents required for the opening of an account under any applicable law, as well as signature cards and properly adopted authorizations have been duly delivered to and have been accepted by the compliance department of the Lender;

(j)

Shareholders: in relation to each Borrower, the Corporate Guarantor and each Management Company a declaration or other document in form satisfactory to the Lender stating respectively the full names and addresses of the Shareholders.

7.2

Conditions precedent to the making of the Commitment. The obligation of the Lender to make available the Commitment (or any part thereof) is subject to the further condition that the Lender shall have received prior to drawdown or, where this is not possible, on the Drawdown Date of the Commitment or the relevant part thereof:

(a)	Drawdown Notice: the Drawdown Notice duly executed, issued and delivered to the Lender as provided in Clause 2.2;

(b)	Security Documents: each of the Security Documents duly executed and where appropriate duly registered with the Registry or any other competent authority (as required);

(c)

Title and no Encumbrances: evidence that, prior to or simultaneously with the drawdown, each Vessel is duly registered in the ownership of the Owner thereof with the relevant Registry and under the laws and flag of the relevant Flag State free from any Encumbrances save for those in favour of the Lender (and DB in case of the Hector Vessel which shall be discharged) and otherwise as contemplated herein;

(d)

Insurances: evidence in form and substance satisfactory to the Lender that each Vessel has been insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents (in amounts not less than such sum which is at least equal to the greater of (i) the full Market Value of the relevant Vessel and (ii) such sum which when aggregated with the amounts of such insurances of the other Mortgaged Vessels is at least equal to 120% of the amount of the Loan), to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Lender at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to such Vessel;

(e)

Insurers’ confirmations: all necessary confirmations from the insurers of each Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Lender in its sole discretion and - in the event of fleet cover - accompanied by a waiver for liens for unpaid premium of other vessels managed by the Management Companies and which are not subject to any mortgage in favour of the Lender) and (if required by the Lender) an opinion signed by an independent firm of marine insurance brokers appointed and/or approved by the Lender at the expenses of the Borrowers confirming the adequacy of the Insurances maintained on the Vessels;

(f)	Mll and MAPI: the Mll and MAPI shall have been effected by the Lender, but at the expense of the Borrowers, as provided in Clause 10.7 (Mll and MAPI costs):

(g)	Trading certificates: copies of the trading certificates of each of the Vessels certified as true and complete by the legal counsel of the Borrowers evidencing the same to be valid and in force;

(h)

Class confirmation: evidence from the Classification Society that each Vessel is classed with the class notation (referred to in the Mortgage relative thereto), with the Classification Society or with another classification society of like standing to be specifically approved by the Lender and remains free from any overdue requirements or recommendations affecting her class;

(i)	Fees: evidence that the fees referred to in Clause 10.9 Fees) have been paid in full;

(j)	DOC: copy of the DOC referred to in paragraph (a) in the definition of the ISM Code Documentation certified as true and complete by the legal counsel of the Borrowers;

(k)

ISM Code Documentation: copies of the ISM Code Documentation as the Lender may by written notice to the Borrowers have requested not later than two (2) Banking Days before the Drawdown Date certified as true and complete in all material respects by the Borrowers and the relevant Management Company;

(l)	ISPS Code: true and complete copy of the ISSC certificates issued pursuant to the ISPS Code;

(m)	ISPS Code compliance:

(i)

evidence satisfactory to the Lender that each Vessel is subject to a ship security plan which complies with the ISPS Code (such as proof that a security plan has been submitted to the recognized organisation for approval); and

(ii)	a copy, certified as a true and complete copy of the ISSC for each Vessel issued pursuant to the ISPS Code;

(n)

Access to class records: due authorisation in form and substance satisfactory to the Lender authorising the Lender to have access and/or obtain any copies of class records or other information at its discretion from the classification society of each Vessel specified in the Mortgage relative thereto, provided, however, that the Lender shall not exercise such right unless and until an Event of Default has occurred and is continuing;

(o)	Insurance Letter: the Insurance Letter duly executed;

(p)	Notices of assignment: duly executed notices of assignment in the form prescribed by the Security Documents;

(q)	Mortgage registration: evidence that the relevant Mortgage on the Drawdown Date will be registered against each Vessel through the Registry under the laws and flag of the relevant Flag State.

(r)

Confirmations from process agents: confirmation from any agents nominated in this Agreement and elsewhere in the other Finance Documents for the acceptance of any notice or service of process, that they consent to such nomination;

(s)

Acknowledgement of Receipt: a receipt in writing in form and substance satisfactory to the Lender including an acknowledgement and admission of the Borrowers and/or any other Security Party to the effect that the Commitment or any relevant part thereof (as the case may be) was drawn by the Borrowers and a declaration that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct;

(t)

Legal opinions: draft opinion from lawyers appointed by the Lender as to all the matters referred to in Clauses 6.1(a) (Due Incoworation/Valid Existence) and (b) (Due Corporate Authority) and all such aspects of law as the Lender shall deem relevant to this Agreement and the other Finance Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Lender at its sole discretion may require;

(u)	Flag State opinion: draft opinion of legal advisers to the Lender on matters of the laws of the relevant Flag State of each Vessel;

(v)

DB release: a deed of release executed by DB of all the obligations of the Hector Borrower, the Corporate Guarantor and the Management Companies under the DB Indebtedness together with executed notices of re-assignment of Insurances and Earnings relating to the Hector Vessel; and

(w)	Equity commitment for the implementation of the Restructuring Plan: evidence satisfactory to the Lender that:

(i)

out of the committed but uncalled equity under the Corporate Guarantor’s L.L.C. Agreement an amount of $ 5,000,000 (five million Dollars) shall have been called and injected to the Corporate Guarantor by the Shareholders no later than the date hereof;

(ii)

no later than 31 December 2019 (aa) further equity in an amount of $8,000,000 (eight million Dollars) (and when aggregated with the amount set out in sub para (i) above hereinafter called the “Equity”) to be injected by the Corporate Guarantor in the Group (including the Borrowers and any Associated Fleet Vessel Owner) utilizing funds to be advanced to the Corporate Guarantor pursuant to the K&T Loan Agreement, which equity amount of $8,000,000 (or any shortfall thereof) shall be guaranteed by the Shareholders and (bb) the Equity shall be applied for the payment of any cash flow shortfall in connection with the Vessels and the Associated Fleet Vessels, including, but not limited to, any operating expenses or any other cash flow shortfall in connection with their operation, trading and financing under any Associate Fleet Vessel Finance Agreement (including, this Agreement) entered into within the context of the Restructuring Plan (as necessary) (but not for the payment of any shortfall between the sale proceeds of an Associated Fleet Vessel and monies payable under an Associated Fleet Vessel Finance Agreement relative thereto, in case such sale is to be implemented before the end of the Deferral Period) and (cc) any Equity which has not been applied for the purpose under (bb) above shall remain property of the Corporate Guarantor and shall not be distributed to its Shareholders;

7.3

No change of circumstances. The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that at the time of the giving of the Drawdown Notice and on the Drawdown Date:

(a)

Representations and warranties: the representations and warranties set out in Clause 6 (Representations and warranties) and in each of the other Finance Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	No Default: no Default shall have occurred and be continuing or would result from the drawdown; and

(c)

No change: the Lender shall be satisfied that there has been no change in the ownership, management, operations and/or material adverse change in the financial condition of any Security Party which (change) might, in the reasonable opinion of the Lender, be detrimental to the interests of the Lender; and

(d)	No Market Disruption Event: none of the circumstances contemplated by Clause 3.6 (Market disruption – Non Availability) has occurred and is continuing.

7.4

Know your customer and money laundering compliance. The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that the Lender, prior to or simultaneously with the drawdown, shall have received, to the extent required by any change in applicable laws and regulations or any changes in the Lender’s own internal guidelines since the date on which the applicable documents and evidence were delivered to the Lender pursuant to Clause 8.12 (Know pour customer and money laundering compliance), such further documents and evidence as the Lender shall require to identify the Borrowers and the other Security Parties and any other persons involved or affected by the transaction(s) contemplated by this Agreement.

7.5

Further documents. Without prejudice to the provisions of this Clause 7 the Borrowers hereby undertake with the Lender to make or procure to be made such amendments and/or additions to any of the documents delivered to the Lender in accordance with this Clause 7 and to execute and/or deliver to the Lender or procure to be executed and/or delivered to the Lender such further documents as the Lender and its legal advisors may reasonably require to satisfy themselves that all the terms and requirements of this Agreement have been complied with.

7.6

Waiver of conditions precedent. The conditions specified in this Clause 7 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions. Without prejudice to any of the other provisions of this Agreement, in the event that the Lender, in its sole and absolute discretion, makes the Commitment available to the Borrowers prior to the satisfaction of all or any of the conditions referred to in Clause 7.1 Conditions precedent to the execution of this Agreement, Clause 7.2 (Conditions precedent to the making of the Commitment) and Clause 7.3 (No change of circumstances), the Borrowers hereby covenant and undertake to satisfy or procure the satisfaction of such condition or conditions by no later than fourteen (14) days after the Drawdown Date or within such longer period as the Lender may, in its sole and absolute discretion, agree to or specify.

8.	COVENANTS

8.1

General. The Borrowers jointly and severally undertake towards the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents (or any of them) and until the full and complete payment and discharge of the Outstanding Indebtedness, each of them will:

(a)

Notice on adverse change or Default: immediately inform the Lender upon becoming aware of any occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Finance Documents and, without limiting the generality of the foregoing, will inform the Lender of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

(b)

Consents and licenses: without prejudice to Clause 6 (Representations and warranties) and Clause 7 (Conditions precedent), obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, license or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Finance Documents (to which each is a party);

(c)	Use of Loan proceeds: use the Loan exclusively for the purposes specified in Clause 1.1 (Amount and Purpose);

(d)

Pari passu: ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.1, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(e)

Financial statements: furnish (or procure that it is furnished to) the Lender with annual audited consolidated and semi annual unaudited financial statements of the Corporate Guarantor prepared in accordance with internationally accepted accounting principles and practices consistently applied in respect of each Financial Year as soon as practicable but not later than 180 days-in the case of the audited statements and 90 days-in the case of unaudited statements after the end of the financial period to which they relate, such obligation to commence with the financial year ending 31st December, 2016;

(f)

Provision of financial and other information: promptly, when requested, provide the Lender with such financial and other information and accounts relating to the business, undertaking, assets, liabilities, revenues, financial condition, commitments, operations or affairs of each Borrower and the Corporate Guarantor as well as the Management Companies to the extent related to the management of the Vessels and such other further general information (including information regarding the classification records of the Vessels or their insurances) relating to each Borrower and the Corporate Guarantor, as applicable, as the Lender from time to time may reasonably require;

(g)

Information on the employment of the Vessels: provide the Lender from time to time as the Lender may request with information on the employment of the Vessels, as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessels, such information to be certified by a senior officer of the Borrowers as to their correctness;

(h)	Banking operations: ensure that all banking operations in connection with the Vessels are carried out through the Operating Accounts;

(i)	Financial Covenants of the Corporate Guarantor: ensure that throughout the Security Period (save as otherwise provided in subpara (i) (aa), (bb) and (dd) hereof):

(i)	the financial condition of the Corporate Guarantor on a consolidated basis and as evidenced by the most recent financial statements produced in accordance with sub-clause 8.1(e), shall be such that:

(aa)

the Book Leverage Ratio will not from the Drawdown Date and i) at any time thereafter until 31st December 2018 exceed 85% and ii) from 1 January 2019 onwards and until the end of the Security Period, exceed 75%;

(bb)	the minimum Net Worth shall not be less than $50,000,000 (except for the duration of the Deferral Period);

(cc)

the Consolidated Liquidity is equal to the higher of (i) Dollars Twelve Million Five Hundred Thousand ($12,500,000) and (ii) an average of Dollars Three Hundred Thousand ($300,000) per trading Fleet Vessel owned by the Corporate Guarantor at any relevant time; For the avoidance of doubt such Consolidated Liquidity shall apply throughout the Security Period and not only at the time of submission of the financial statements produced in accordance with sub-clause 8.1(e) or, as the case may be, the Compliance Certificate; and

(dd)	the Value Adjusted Leverage Ratio shall not exceed 75% (except for the duration of the Deferral Period);

(ii)

ensure that the Compliance Certificate for each Accounting Period is delivered along with the financial statements produced in accordance with sub-clause 8.1(e), substantially in the form set out in Schedule 2 executed by the authorized signatories of the Corporate Guarantor and duly completed and supported by the relevant calculations made in such Compliance Certificate;

The expressions used in this Clause 8.1 shall be construed in accordance with the accounting principles internationally accepted as used in the most recent financial statements produced in accordance with sub-clause 8.1(e), and for the purposes of this Agreement:

“Accounting Period” means each consecutive period of six (6) months falling on each of 30 June and 31st December of each financial year during the Security Period for which the financial statements are required to be delivered pursuant to sub-clause 8.1(e);

“Book Leverage Ratio” means, in respect of each Accounting Period and on a consolidated basis of the Corporate Guarantor, the ratio of Total Borrowings divided by the Total Assets during such period, as shown in the applicable financial statements of the Corporate Guarantor and as determined in accordance with IFRS.

“Consolidated Liquidity” in relation to the Corporate Guarantor means, in respect of an Accounting Period, the aggregate amount of free, unencumbered cash held by the Corporate Guarantor, including cash equivalents, and/or committed but not called-in equity provided however that such cash and/or cash equivalents shall not be less than the relevant aggregate (as same may be standing from time to time) Minimum Liquidity commitments of the Fleet Vessels following their respective loan restructuring and further provided that the minimum liquidity commitment per Fleet Vessel (and for the purposes hereof, Fleet Vessel shall mean each of the Associated Fleet Vessels and the Vessels) shall not be lower than the ones shown per Fleet Vessel in the table below (and for as long as each such Fleet Vessel is ultimately owned by the Corporate Guarantor).

For the purposes of defining Consolidated Liquidity, minimum liquidity (after Fleet Vessels’ respective loan restructuring) means:

i.	$300,000 in relation to m/v “MAIRA»;

ii.	$300,000 in relation to m/v “NIKOLAS»;

iii.	$300,000 in relation to m/v «NEW YORKER»;

iv.	$500,000 in relation to m/v “CC ORCA”;

v.	$350,000 in relation to the Hephaestus Vessel;

vi.	$350,000 in relation to the Pericles Vessel;

vii.	$350,000 in relation to m/v “AGIOS DIMITRIOS”;

viii.	$350,000 in relation to m/v “MARY”;

ix.	$350,000 in relation to the Hector Vessel;

x.	$500,000 in relation to m/v “KATHERINE”;

xi.	$500,000 in relation to m/v “TASMAN”;

xii.	$500,000 in relation to m/v “DIMITRIS Y”;

xiii.	$500,000 in relation to m/v “IAN H”; and

TOTAL LIQUIDITY: $5,150,000

“Net Worth” means equity payments already advanced in respect of the Fleet Vessels less accumulated dividends plus retained earnings of the Fleet Vessels as such term is defined in the applicable financial statements of the Corporate Guarantor determined in accordance with IFRS;

“Total Assets” means, in respect of each Accounting Period, the total assets of the Corporate Guarantor as stated in the most recent financial statements produced in accordance with sub-clause 8.1 (e);

“Total Borrowings” means at any relevant time the total long-term borrowings, inclusive of current portion of long-term borrowings as stated in the most recent financial statements produced in accordance with sub-clause 8.1(e);

“Total Interest Bearing Debt” means, in respect of the Corporate Guarantor, the amount of total liabilities of the Corporate Guarantor (as such term is defined in the most recent financial statements of the Corporate Guarantor produced in accordance with sub-clause 8.1 (e)) at any time on a consolidated basis which would be included in such most recent financial statements produced as total interest bearing debt in accordance with IFRS including the current portion of interest bearing debt (as such term is defined in the most recent financial statements of the Corporate Guarantor produced in accordance with sub-clause 8.1 (e)) but excluding any cash which is credited as collateral in favour of the Lender and is intended for the purposes of repaying such debt;

“Value Adjusted Leverage Ratio” means at any time the ratio (expressed as a percentage) of:

i)	the Total Interest Bearing Debt divided by

ii)	the Value Adjusted Total Assets;

“Value Adjusted Total Assets” means the Total Assets of the Corporate Guarantor adjusted (upwards or downwards) in each case for the difference of the book value of all Fleet Vessels (as evidenced in the most recent financial statements produced in accordance with sub-clause 8.1 (e)) and the aggregate Market Value of all Fleet Vessels;

(j)

Sale of the Hephaestus Vessel: ensure that upon expiry or termination of the Hephaestus Charterparty and in case such Vessel is not in a position to secure employment at rates sufficient to meet its obligations over the following six months (after expiry or termination of the Hephaestus Charterparty) in terms of Operating Expenses and interest payments, (and provided that (1) the cash injection of $5,000,000 set out in 7.2 (w) (i) and (2) any relevant part of the equity of $8,000,000 so injected as set out in 7.2 (w) (ii) respectively, are not sufficient at the time to cover the relevant interest payments - then the Hephaestus Borrower and the Lender shall enter into discussions in order to reach a common agreement on the sale of the Hephaestus Vessel. If no such agreement has been reached during a period of three (3) months, the Hephaestus Borrower shall, on the Lender’s request, sell the Hephaestus Vessel at arms’ length at at a sale price of no less than her Market Value and on terms acceptable to the Lender in which event the provisions of sub para (b) of Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Mortgaged Vessel) shall not apply;

(k)

Surplus Cash Income: ensure that within forty five (45) days after the end of each Surplus Cash Income Calculation Period, the Lender is provided with the Mortgaged Vessels’ updated and sufficiently detailed financial and operational information and cash flow statements accompanied by the Surplus Cash Income Certificate for the Surplus Cash Income Calculation Period on the basis of which the Surplus Cash Income has been assessed (for the avoidance of doubt the required aggregate Borrowers’ minimum liquidity amount being held in the Borrowers’ Operating Accounts in respect of the Mortgaged Vessels (as per Clause 8.1 (1)) does not form part of Surplus Cash Income available for repayment of the Deferred Amounts ). Upon confirmation of the Lender of its agreement on the Surplus Cash Income so assessed, such amount shall be transferred to the Retention Account and shall be applied by the Lender (and each of the Borrowers hereby irrevocably authorises and instructs the Lender so to do) on the next Interest Payment Date towards repayment of the Deferred Amountsin the manner the Lender shall elect. If the Borrowers fail to deliver a Surplus Cash Income Certificate as above provided or if the Lender substantially disagrees with the Borrowers’ calculations of the Surplus Cash Income as evidenced in the relevant Surplus Cash Income Certificate in respect to the relevant Surplus Cash Income Calculation Period, the Lender may assess at its discretion the amount of such Surplus Cash Income on the basis of financial information furnished by the Borrowers to the Lender pursuant to Clause 8.1(e). If the aggregate of the Surplus Cash Income applied in prepayment of the Loan pursuant to this Clause 8.1 (k) is less than $1,100,000 (the “Shortfall Amount”) for the duration of the period commencing on 1 January 2019 until the Surplus Cash Income Period ending on 31 December 2019, the Corporate Guarantor shall procure that part of the Equity is injected, and the Borrowers shall be obliged to utilise such equity to repay the Shortfall Amount to the Lender on the next Repayment Date falling due after receipt of the Surplus Cash Income Certificate relevant to that Surplus Cash Income Calculation Period. Such Shortfall Amount shall be applied in or towards prepayment of the then outstanding Repayment Instalments and Balloon Instalments in order of maturity.

(l)

Minimum Liquidity: ensure that throughout the Security Period each Borrower will maintain in its respective Operating Account minimum liquidity of Three hundred fifty thousand Dollars ($350,000) or in the aggregate One million fifty thousand Dollars ($1,050,000) in all Operating Accounts;

(m)

Most Favoured Nation: each Borrower and the Corporate Guarantor undertake to procure that, (i) during the Deferral Period in respect of items listed in sub-paragraphs (bb), (dd) and (ff) and (ii) throughout the duration of the Security Period in respect of items listed in sub-paragraphs (aa), (cc) and (ee), the Lender shall receive no less favourable treatment under this Agreement than that provided or to be provided under any Associated Fleet Vessel Finance Agreement (by way of amendment or supplement to, or refinancing of, that Associated Fleet Vessel Finance Agreement) in relation to:

(aa)

any amendment to a maturity date under any such Associated Fleet Vessel Finance Agreement as a result of which the maturity date will fall before 31 December 2020 (save for the part of the loan made available under the ABN Facility Agreement which expires in June 2018);

(bb)	the existence of any amortization of debt or any principal repayment until 31 December 2019 (inclusive);

(cc)	the provisions relevant to the calculation of the Surplus Cash Income and generally the cash sweep mechanism;

(dd)	the waiver of the security cover ratio (Asset Cover Ratio) at the Borrowers’ level;

(ee)	the financial covenants relevant to the Value Adjusted Leverage Ratio, Book Leverage Ratio and minimum Net Worth of the Corporate Guarantor;

(ff)

any increase to the aggregate of any amounts to be paid in respect of interest solely related to margin (howsoever defined) for the duration of the Deferral Period (calculated as at the date of that Associated Fleet Vessel Finance Agreement).

Accordingly, should any member of the Group or the Corporate Guarantor provide to any other creditor more favourable treatment in relation to (aa) to (ff) above (and, in relation to subparagraphs (bb), (dd) and (ff) for the duration of the Deferral Period) than those which the Lender has been provided with under this Agreement or any other Finance Document, each Borrower and the Corporate Guarantor shall promptly advise the Lender of those arrangements and covenants and shall, upon the Lender’s request, enter into such documentation supplemental to the Finance Documents as the Lender may require in order to achieve parity with the creditors under such relevant Associated Fleet Vessel Finance Agreement.

(n)

Subordination: ensure that i) all Financial Indebtedness of each respective Borrower to its shareholders, or to any of its Related Companies and ii) all Financial Indebtedness of the Corporate Guarantor under the K&T Loan Agreement is fully subordinated to the rights of the Lender under the Finance Documents, all in a form acceptable to the Lender ;

(o)	Obligations under Finance Documents: duly and punctually perform each of the obligations expressed to be assumed by it under the Finance Documents;

(p)

Payment on demand: pay to the Lender on demand any sum of money which is payable by the Borrowers to the Lender under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable; and

(q)

Compliance with Laws and Regulations: comply, or procure compliance with all laws or regulations relating to the Borrowers and/or the Vessels, its ownership, operation and management or to the business of the Borrowers and cause this Agreement and the other Finance Documents to comply with and satisfy all the requirements and formalities established by the applicable laws to perfect this Agreement and the other Finance Documents as valid and enforceable Finance Documents;

(r)	Compliance with ISM Code: procure that the Technical Manager and any Operator:

(i)

will comply with and ensure that each of the Vessels and any Operator by no later than the Drawdown Date complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(ii)	immediately inform the Lender if there is any threatened or actual withdrawal of the Borrowers’, the Technical Manager’s or an Operator’s DOC or the SMC in respect of each of the Vessels; and

(iii)

promptly inform the Lender upon the issue to the Borrowers, the Technical Manager or any Operator of a DOC and to each of the Vessels of an SMC or the receipt by the Borrowers, the Technical Manager or any Operator of notification that its application for the same has been realised;

(s)	Compliance with ISPS Code: procure that the Technical Manager or any Operator will:

(i)	maintain at all times a valid and current ISSC in respect of each of the Vessels;

(ii)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of each of the Vessels; and

(iii)	procure that each of the Vessels will comply at all times with the ISPS Code;

(t)	Maintenance of Encumbrances:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Encumbrances which it purports to create; and

(ii)

without limiting the generality of paragraph (t) (i) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Relevant Jurisdictions, pay any stamp, registration or similar tax in all Relevant Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Encumbrance which it creates;

(u)

Inspections/Surveys: at any time that the Lender might consider to be necessary or useful, have each of the Vessels inspected and/or surveyed at the expense of the Borrowers by surveyors and/or inspectors appointed by the Lender and the Borrowers hereby duly authorise the Lender to review the insurance and operating records of the Borrowers provided that (i) the Borrowers will bear the cost of only one inspection or survey per year (unless an Event of Default has occurred, in which case the cost of all inspections and surveys are for the account of the Borrowers, for as long as an Event of Default has occurred and is continuing) and (ii) that all such inspections and surveys will not interfere with the smooth operation and trading schedule of the Vessels;

(v)

Notification of litigation: provide the Lender with details of any legal or administrative action involving the Borrowers (or any of them), any Security Party, the Vessels (or any of them), the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrowers that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

(w)

Principal place of business: maintain its place of business, and keep its corporate documents and records, at the address referred to in Clause 17.1 (Notices); and will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America; and

(x)	Compliance with Covenants: duly and punctually perform all obligations under this Agreement and the other Finance Documents (to which it is a party).

8.2

Negative undertakings. Each of the Borrowers, jointly and severally with the other Borrowers, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will not, without the prior written consent of the Lender:

(a)	Negative pledge:

(i)

cease to hold the legal title to its Vessel, its Insurances and Earnings, free from all Encumbrances and other interests and rights of every kind, except for those created by the Finance Documents and the effect of the assignments contained in the General Assignment and any other Finance Documents; and

(ii)

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness or other liability or obligation of the Borrowers or any other person;

(b)

No further Financial Indebtedness: incur no further Financial Indebtedness nor authorise or accept any capital commitments (other than that normally associated with the day to day operations and management of its Vessel) nor enter into any agreement for payment on deferred terms or hire agreement;

(c)	No merger: merge or consolidate with any other person;

(d)	No disposals:

(i)

sell, transfer, abandon, lend, lease or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this Clause 8.2(d) (Disposals) material in the opinion of the Lender in relation to its undertakings, assets, rights and revenues) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

(ii)	transfer, lease or otherwise dispose of any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation;

(e)	No other business: undertake any type of business other than the ownership and operation of its Vessel and the chartering of its Vessel to third parties;

(f)

No acquisitions: acquire any further assets other than its Vessel and rights arising under contracts entered into by or on behalf of the other Borrower in the ordinary course of its business of owning, operating and chartering its Vessel;

(g)

No other obligations: incur any liability or obligations except liabilities and obligations arising under the Finance Documents or contracts entered into in the ordinary course of its business of owning, operating, managing and chartering its Vessel (and for the purposes of this Clause 8.2(g) (No other obligations) fees to be paid pursuant to the Management Agreement in respect of its Vessel shall be considered as permitted obligations under the Finance Documents);

(h)	No borrowing: incur any Borrowed Money except for Borrowed Money pursuant to the Finance Documents;

(i)	No repayment of borrowings: repay the principal of, or pay interest on or any other sum in connection with, any of its Borrowed Money except for Borrowed Money pursuant to the Finance Documents;

(j)

No Payments: unless otherwise provided in this Agreement and the other Finance Documents (and then only to the extent expressly permitted by the same) pay out any funds (whether out of the Earnings or out of moneys collected under the General Assignment and/or the other Finance Documents or not) to any person except in connection with the administration of such Borrower and the operation, trading, management and/or repair of its Vessel;

(k)

No guarantees: issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Finance Documents and except for, guarantees or indemnities from time to time required, in the ordinary course of its business of trading, chartering and operating the Vessel owned by it, by any protection and indemnity or war risks association with which its Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Vessel;

(l)

No Loans: make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance or grant any credit (save for normal trade credit in the ordinary course of business) to any officer, director, stockholder or employee or any other company managed by the Management Companies directly or through the managers of the Vessels or agree to do so;

(m)

No securities: permit any Financial Indebtedness of the Borrowers to any person (other than the Lender) to be guaranteed by any person (save, in the case of the Borrowers, for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which each of the Vessels is entered, guarantees required to procure the release of any of the Vessels from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of any of the Vessels);

(n)	No dividends - No disposal of assets:

purchase or otherwise acquire for value any shares of its capital or declare or pay any dividends or other distribution upon any of the issued shares or otherwise dispose of any assets to the Corporate Guarantor or its Shareholders unless and until (i) the Deferred Amounts have been fully repaid (ii) there is no breach of covenants under any Finance Document and (iii) the Asset Cover Ratio is at least 150%. Subject to compliance with (i), (ii) and (iii) above, the Borrowers may declare and distribute dividends once in the year under consideration, provided there is adequate predictability and visibility on the cash flow of the Vessels over the next 12 months; provided however that the Borrowers may freely declare or pay accrued dividends out of prior years’ retained earnings; and

(o)

Change of Control permit that Mr. George Giouroukos ceases to be the chief executive officer of the Corporate Guarantor without the prior written consent of the Lender (which the Lender shall be at liberty to withhold) whereupon Borrowers shall be under obligation to prepay the Loan within a period of 90 days from the Lender’s request to this effect;

(p)	No Subsidiaries: form or acquire any Subsidiaries;

(q)

Maintenance of Business Structure: change the nature, organisation and conduct of the business of such Borrower as owner of its Vessel or carry on any business other than the business carried on at the date of this Agreement;

(r)

Maintenance of Legal Structure: permit that any of the documents defining the constitution of the Borrowers and the Corporate Guarantor shall be materially (in the Lender’s opinion) altered in any manner whatsoever;

(s)

No Encumbrance on Assets: allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of the Lender;

(t)

Control: allow any change to be made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrowers (or any of them) and/or the Corporate Guarantor or any share therein from that disclosed to the Lender at the negotiation of this Agreement or of the Vessels (or any of them); and

8.3

Undertakings concerning the Vessels. Each of the Borrowers, jointly and severally with the other Borrowers, undertakes with the Lender that, from the date of this Agreement and throughout the Security Period, it will:

(a)

Chartering: save for the Existing Charterparties, not without the prior written consent of the Lender (and then only subject to such conditions as the Lender may agree to) let or agree to let its Vessel:

(i)	on demise charter for any period; or

(ii)

by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration, such Lender’s consent, in this case, not be unreasonably withheld; or

(iii)	on terms whereby more than two months’ hire (or the equivalent) is payable in advance; or

(iv)	other than on an arm’s length basis;

(b)	Management Companies: not without the prior written consent of the Lender, appoint a manager of its Vessel other than the Management Companies;

(c)

Ownership/Management/Control: ensure that its Vessel remains registered on the Drawdown Date in the ownership of its Owner under the laws of the relevant Flag State and thereafter ensure that its Vessel will maintain her present registration, ownership, management, control and beneficial ownership;

(d)

Class: ensure that its Vessel will remain in class free of overdue recommendations or average damage affecting class except as permitted by the Classification Society and provide the Lender on demand with copies of all class and trading certificates of its Vessel;

(e)

Insurances: ensure that all Insurances (as defined in the relevant Mortgage/General Assignment) of its Vessel are maintained and comply with all insurance requirements specified in this Agreement and in the relevant Mortgage/General Assignment and in case of failure to maintain its Vessel so insured, authorise the Lender (and such authorisation is hereby expressly given to the Lender) to have the right but not the obligation to effect such Insurances on behalf of its Owner (and in case that its Vessel remains in port for an extended period) to effect port risks insurances at the cost of the Borrowers which, if paid by the Lender, shall be Expenses; the Lender shall be entitled to obtain whenever a change of insurance placement occurs or an event of Default has occurred, an opinion from insurance consultants (appointed by the Lender at the Borrowers’ expense) as to the adequacy of the insurances effected or to be effected in respect of each Vessel;

(f)

Transfer/Encumbrances: not without the prior written consent of the Lender sell or otherwise dispose of its Vessel or any share therein or create or agree to create or permit to subsist any Encumbrance over its Vessel (or any share or interest therein) other than Permitted Encumbrances;

(g)

Not imperil Flag, Ownership, Insurances: ensure that its Vessel is maintained and trades in conformity with the laws of the relevant Flag State, of its owning company or of the nationality of the officers onboard, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the registration with the relevant Registry and Flag State of its Vessel or its unencumbered (other than Encumbrances in favour of the Lender under this Agreement and Permitted Encumbrances) ownership or its Insurances;

(h)	Mortgage Covenants: always comply with all the covenants provided for in the Mortgage relevant to its Vessel;

(i)	Assignment of Earnings: not assign or agree to assign otherwise than to the Lender the Earnings in respect of its Vessel or any part thereof.

(j)	Sharing of Earnings:

(i)	not enter into any agreement or arrangement for the sharing of any Earnings;

(ii)

not enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrowers to any Earnings; and

(iii)	not enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Encumbrance relating to any Earnings;

(k)

Chartering: ensure and procure that in the event of its Vessel being employed under a Charterparty of a duration longer than 12 months, the Owner of such Vessel shall execute and deliver to the Lender within fifteen (15) days of signing thereof a specific Charterparty Assignment in favour of the Lender of the benefit of such Charterparty and a notice of any such assignment addressed to the relevant charterer and use its best endeavors to provide an acknowledgement of receipt by the relevant charterer, all in form and substance satisfactory to the Lender;

(l)

No freight derivatives: not enter into or agree to enter into any freight derivatives or any other instruments which have the effect of hedging forward exposures to freight derivatives without the Lender’s consent;

(m)

Vessels’ inspection: permit the Lender by surveyors or other persons appointed by it on its behalf to board each Vessel at all reasonable times (but in any event without interfering with the ordinary trading of such Vessel, not more than once in any calendar year and always in accordance with Clause 8.1(v) hereof) for the purpose of inspecting her condition or for the purpose of satisfying itself with regard to proposed or executed repairs and to afford all proper facilities for such inspections and the costs (as supported by vouchers) of any and all such inspections shall be borne by the Borrowers; Provided that if an Event of Default occurs which is continuing the Lender may, by surveyors or other persons appointed by it, board the Ship and carry out such inspection at all times as it deems fit at the Borrowers’ cost;

(n)

Compliance with Environmental Laws: comply with, and procure that all Environmental Affiliates of any Relevant Party (as appropriate or applicable) comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of such Relevant Party (as appropriate or applicable) obtain and comply with, all Environmental Approvals and to notify the Lender forthwith:

(i)	of any Environmental Claim for an amount or amounts made against the Vessels (or any of them),; and

(ii)

upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Lender advised in writing of the Borrowers’ response to such Environmental Claim on such regular basis and in such detail as the Lender shall require;

(o)

War Risk Insurance cover: in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit its Vessel to enter or trade to any zone which is declared a war zone by any government or by such Vessel’s war risks insurers unless the prior written consent of the Vessel’s insurers has been given and the Owner thereof has (at its expense) effected any special, additional or modified insurance cover which the Vessel’s insurers may approve or require.

8.4

Validity of Securities - Earnings - Taxes etc. Each of the Borrowers, jointly and severally with the other Borrowers, undertakes with the Lender that, from the date of this Agreement and throughout the Security Period, it will:

(a)

Validity: ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Finance Documents are maintained in full force and effect and/or appropriately taken;

(b)

Earnings: ensure and procure that, unless and until directed by the Lender otherwise (i) all the Earnings of its Vessel shall be paid to the relevant Operating Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the said Operating Account or to such account in the name of the relevant Borrower as shall be from time to time determined by the Lender in accordance with the provisions of this Agreement and/or the relevant Security Documents;

(c)

Taxes: pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and the Lender deems that adequate reserves have been set aside for their payment if such proceedings fail; and

(d)

Additional Documents: from time to time at the request of the Lender execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed desirable at the discretion of the Lender for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto.

8.5

Provision of additional security cover; prepayment of Loan. Clause 8.5 applies if the Lender notifies the Borrowers that at any specific date or period referred to in the definition of “Relevant Percentage” below, the Asset Cover Ratio is below the “Relevant Percentage’:

In this Clause 8.5 (Provision of additional security cover; prepayment of Loan), “Relevant Percentage” means:

(i) during the Deferral Period, the Asset Cover Ratio shall not be tested and shall not be applicable; and

(ii) after the end of the Deferral Period and until the end of the Security Period, one hundred and thirty percent (130%).

(a) Security Shortfall- Additional Security: If at any time during the Security Period (other than during the Deferral Period), the Asset Cover Ratio shall be less than the Relevant Percentage, the Lender may give notice to the Borrowers requiring that such shortfall be remedied and then the Borrowers shall (unless the sole cause of such shortfall is the Total Loss of the relevant Vessel and the Owner thereof is in full compliance with its obligations, as per the provisions of this Agreement, in relation to such Total Loss) either;

(i)

prepay in accordance with Clause 4 (Repayment and Prepayment) within a period of thirty (30) days of the date of receipt by the Borrowers of the Lender’s said notice part (at least ) of the Loan as will eliminate the shortfall ; or

(ii)

within thirty (30) days of the date of receipt by the Borrowers of the Lender’s said notice constitute to the satisfaction of the Lender such further security for the Loan which in the opinion of the Lender has a net realisable value at least equal to the shortfall . Such additional security shall be constituted by:

a)	additional pledged cash deposits in favor of the Lender in an amount equal to such shortfall with the Lender and in an account and manner to be determined by the Lender; and/or

b)

any other security acceptable to the Lender at its absolute discretion to be provided in a manner determined by the Lender (including any additional security to be provided by a third party, as ensured by the Borrowers and accepted by the Lender).

Any such additional security provided to the Lender shall be released to the Borrowers (or any third party having provided such additional security as per 8.5 (a) (ii), b) above), by the Lender once the Asset Cover Ratio has been restored to 130% and remains restored over a period of 90 days. The provisions of Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Vessel) and Clause 4.4 (Amounts payable on prepayment) shall apply to prepayments under Clause 8.5(a)(i)save in case the Hephaestus Vessel is sold pursuant to the provisions of Clause 8.1 (j) (Sale of Hephaestus Vessel)

(b)

Valuation of Vessels: Each of the Vessels shall, for the purposes of this Clause 8.5 be valued in Dollars (at least once a year but not more than twice per year, unless there is an Event of Default in which case there will be no restriction as to the number of valuations of such Vessel may be obtained by the Lender at the Borrowers’ cost, so long as an Event of Default is continuing) as and when the Lender shall reasonably require by two Approved Shipbrokers one appointed by the Lender in its sole discretion and one appointed by the Borrowers (such valuations to be made without, unless required by the Lender, physical inspection, and on the basis of a sale for prompt delivery for cash at arms length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any Charterparty or other engagement concerning the relevant Vessel). The Lender and the Borrowers agree to accept the arithmetic means of such valuations made by the Approved Shipbrokers appointed as aforesaid as conclusive evidence of the Market Value of each of the Vessels at the date of such valuations and the arithmetic mean of such two (2) valuations shall constitute the Market Value of such Vessel for the purposes of this Clause 8.5.

The value of each Vessel determined in accordance with the provisions of this Clause 8.5 shall be binding upon the Borrowers and the Lender until such time as any further such valuations shall be obtained.

(c)

Information: The Borrowers undertake to the Lender to supply to the Lender and to the relevant Approved Shipbrokers such information concerning each of the Vessels and its condition as the relevant Approved Shipbrokers may reasonably require for the purpose of making any such valuation.

(d)

Costs: All costs in connection with the Lender obtaining a valuation of each of the Vessels in the manner referred to in Clause 8.5(b) (Valuation of Vessels) and any and all valuations obtained after an Event of Default having occurred and being continuing, and any valuation of any additional security for the purposes of ascertaining the Security Value at any time as necessitated by the Borrowers electing to constitute additional security pursuant to Clause 8.5(a)(ii), b), and all legal and other expenses reasonably incurred by the Lender in connection with any matter arising out of this Clause 8.5 shall be borne by the Borrowers.

(e)

Valuation of additional security: For the purpose of this Clause 8.5, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion without any necessity for the Lender assigning any reason thereto and if such security consists of a Vessel, the market value shall be that shown by a valuation complying with the requirements of Clause 8.5(b) (Valuation of Vessels) (whereas the costs shall be borne by the Borrowers in accordance with Clause 8.5(d) (Costs)) or if the additional security is in the form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(f)

Documents and evidence: In connection with any additional security provided in accordance with this Clause 8.5, the Lender shall be entitled to receive such evidence and documents of the kind referred to in Clause 7.1 (Conditions precedent to the execution of this Agreement) as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.6	Sanctions.:

(a)	Without limiting Clause 8.11, each Borrower shall procure that:

(i)	none of the Vessels will be used by or for the benefit of a Sanctions Restricted Person contrary to Sanctions;

(ii)	none of the Vessels will be used in trading in any Sanctions Restricted Jurisdiction or in any manner contrary to Sanctions;

(iii)	none of the Vessels will be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances.

(b)	Each Borrower shall:

(i)

not directly or to its knowledge (after reasonable enquiry) indirectly use or permit to be used all or any part of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds directly or to its knowledge (after reasonable enquiry) indirectly, to any person or entity (i) to finance or facilitate any activity or transaction of or with any Sanctions Restricted Person contrary to Sanctions or in any Sanctions Restricted Country, or (ii) in any other manner that would result in a violation of any Sanctions by any Party;

(ii)

shall not fund all or part of any repayment or payment under the Loan out of proceeds derived directly or to its knowledge (after reasonable enquiry) indirectly from any activity or transaction with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction or which would otherwise cause any party to be in breach of any Sanctions; and

(iii)

procure that no proceeds to its knowledge (after reasonable enquiry) from activities or business with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction are credited to its Operating Account.

8.7

Covenants for the Securities Parties. The Borrowers hereby, jointly and severally, undertake with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Commitment remains outstanding, they will ensure and procure that all other Security Parties, and each of them duly and punctually comply, with the covenants in Clause 8.1 (General), Clause 8.3 (Undertakings concerning the Vessels), Clause 8.4 (Validity of Securities - Earnings - Taxes etc.), and Clause 8.6 (Sanctions) which are applicable to them mutatis mutandis.

8.8

No security or lien from other person. None of the Borrowers has taken or received, and the Borrowers hereby, jointly and severally, undertake that until all moneys, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the Security Documents have been paid in full, it will not take or receive, any security or lien from any other person liable or for any liability whatsoever.

8.9	Stock-holding. Each of the Borrowers shall ensure that throughout the Security Period 100% of the shares of such Borrower shall be directly or indirectly held by the Corporate Guarantor.

8.10	Application of FATCA. The Borrowers shall procure that, unless otherwise agreed by the Lender, no Security Party shall become a US Tax Obligor.

8.11	Compliance with laws etc. Each Borrower shall:

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its respective business generally; and

(ii)

relating to its Vessel, its ownership, employment, operation, management and registration including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Flag State; and

(iii)	all Sanctions;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

(c)

without limiting paragraph (a) above, not employ its Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation including, but not limited to, the ISM Code, the ISPS Code and all Environmental Laws which has or is likely to have a material adverse effect on the business, position, profitability, assets or the financial condition of any of the Security Parties.

8.12

Know your customer and money laundering compliance. The Borrowers hereby, jointly and severally, undertake with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Commitment remains outstanding, they will provide the Lender, or procure the provision of, such documentation and other evidence as the Lender shall from time to time require, based on applicable laws and regulations from time to time and the Lender’s own internal guidelines from time to time to identify the Borrowers and the Corporate Guarantor, including the disclosure in writing of the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

9.	EVENTS OF DEFAULT

9.1	Events. There shall be an Event of Default if:

(a)

Non-payment: any Security Party fails to pay any sum payable by it under any of the Finance Documents at the time, in the currency and in the manner stipulated in the Finance Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within five (5) Banking Days of demand and other sums due shall be treated as having been paid at the stipulated time if paid within two (2) Banking Days of their due due); or

(b)

Breach of Insurance and certain other obligations: any of the Borrowers fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Finance Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrowers (or any of them) or any other person or any of the Borrowers commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under Clause 8 (Covenants); or

(c)

Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Finance Documents (other than those referred to in Clauses 9.1(a) (Non-payment) and, in the case of the Borrowers only, 9.1(b) (Breach of Insurance and certain other obligations) above) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within fifteen (15) days of the Lender notifying in writing the relevant Security Party of such default and of such required action; or

(d)

Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Finance Documents or in any notice, certificate or statement referred to in or delivered under any of the Finance Documents is or proves to have been incorrect or misleading in any material respect; or

(e)

Cross-default: any Financial Indebtedness of any of the Borrowers and the Corporate Guarantor is not paid when due (unless contested in good faith) or any Financial Indebtedness of any of the Borrowers and the Corporate Guarantor becomes (as a result of an event of default, whether by declaration or automatically always in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by such

Security Party of a voluntary right of prepayment), or the lender of any of the Borrowers and the Corporate Guarantor declares any such Financial Indebtedness due and payable (in accordance with the provisions of the relevant facility agreement) or any facility or commitment available to any of the Borrowers and the Corporate Guarantor relating to Financial Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s ability to pay its debts as they fall due, or any guarantee given by any of the Borrowers and the Corporate Guarantor in respect of Financial Indebtedness is not honoured when due and called upon; or

(f)

Legal process: any judgment or order made or commenced in good faith by a person against any of the Borrowers and the Corporate Guarantor is not stayed or complied with within sixty (60) days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bonafide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any of the Borrowers and the Corporate Guarantor and is not discharged within thirty (30) days (or any such longer time period as the Borrowers or the Corporate Guarantor may request and the Lender may approve); or

(g) Insolvency:	Any Security Party:

(i) is	unable or admits inability to pay its debts as they fall due;

(ii) is	declared to be unable to pay its debts under applicable law;

(iii) suspends	making payments on any of its debts; or

(iv)

obtains or receives a deferral or suspension of payments, a rescheduling or re-organisation of debt (or certain debt) or an arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them in respect of such deferral, suspension, rescheduling or re-organisation, strictly by court order or by the filing of documents with a court; or

Provided however that should such Security Party, by any reason, including without limitation, any actual or anticipated financial difficulties, commences, with prior written notice to the Lender, negotiations with one or more of its creditors (including the Lender in its capacity as such) with a view to rescheduling, deferring, re-organising or suspending, any of its indebtedness, the existence of such negotiations or the entering, as a result of such negotiations, into any agreement or contract with one or more of its creditors (including the Lender in its capacity as such) setting the terms of any rescheduling, deferral, re-organization or suspension of its indebtedness shall not in itself constitute an Event of Default; and

further provided that and in the case of a Management Company this event shall be deemed as an Event of Default in case the Borrowers fail to appoint another Management Company within three (3) Banking Days from the Lender notifying in writing the relevant Security Party of such default;

(h)

Winding up: any petition is presented or other step is taken for the purpose of winding up any Security Party (other than the Management Companies) or an order is made or resolution passed for the winding up of any Security Party (other than the Management Companies) or a notice is issued convening a meeting for the purpose of passing any such resolution; or

(i)

Administration: any petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party (other than the Management Companies) or the Lender believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party (other than the Management Companies); or

(j)

Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party (other than the Management Companies) or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party (other than the Management Companies); or

(k)

Analogous proceedings: there occurs, in relation to any Security Party (other than the Management Companies), in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clauses 9.1(f) (Legal process). 9.1(g), 9.1(i), 9.1 (j), or any Security Party (other than the Management Companies) otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(l)

Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business and in the case of a Management Company this event shall constitute an Event of Default in case of failure of the Borrowers to appoint another Management Company (which shall be of the Lender’s prior approval) within two (2) Banking Days from the Lender notifying in writing the relevant Security Party of such default; or

(m)

Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party (other than the Management Companies) are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government, unless such Security Party provides satisfactory evidence to the Lender that all legal actions or proceedings necessary to contest such seizure and procure the release of such Security Party’s assets, rights or revenues of, or shares or other ownership interests have been initiated and are still pending before a court or tribunal; or

(n)

Invalidity: any of the Finance Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Finance Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(o)

Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Finance Documents or for the Lender to exercise the rights or any of them vested in it under any of the Finance Documents or otherwise; or

(p)	Repudiation: any Security Party repudiates any of the Finance Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Finance Documents; or

(q)	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Finance Documents becomes enforceable; or

(r)

Material adverse change: there occurs, in the opinion of the Lender, a material adverse change in the financial condition of any of the Borrowers and the Corporate Guarantor as described by the Borrowers or the Corporate Guarantor to the Lender in the negotiation of this Agreement, which might, in the opinion of the Lender, materially impair the ability of the above Security Parties (or any of them) to perform their respective obligations under this Agreement and the Finance Documents to which is or is to be a party; or

(s)

Arrest: any of the Vessels is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and such Owner shall fail to procure the release of such Vessel within a period of thirty (30) days thereafter (or within such longer time period the Borrowers may request and the Lender at its sole and absolute discretion may approve such approval not to be unreasonably withheld); or

(t)

Registration: the registration of any of the Vessels under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Lender or, if any of the Vessels is only provisionally registered on the Drawdown Date and is not permanently registered under the laws and flag of the relevant Flag State at least thirty (30) days prior to the deadline for completing such permanent registration; or

(u)

Unrest: the Flag State of any of the Vessels becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Lender reasonably be expected to have a material adverse effect on the security constituted by any of the Finance Documents, unless the relevant Vessel is reregistered within 10 days from the occurrence of such event on a Flag State which is not affected by hostilities or civil war or a seizure of power by unconstitutional means; or

(v)

Shareholdings: there is any change in the legal and/or ultimate beneficial ownership of the shares in any of the Borrowers and/or the Corporate Guarantor from that existing on the date of this Agreement as specified in Clause 6.1 (aa) without the prior written consent of the Lender; or

(w)	Operating Accounts: any moneys are withdrawn from the Operating Accounts (or any of them) other than in accordance with Clause 13 (Operating Accounts); or

(x)

Environment: any Relevant Party and/or the Technical Manager and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any of the Vessels or any Relevant Ship in excess of $1,000,000 is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof has a material adverse effect on the business assets, operations, property or financial condition of the Borrowers or any other Security Party or on the security created by any of the Finance Documents; or

(y)

P&I: any Borrower fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which any of the Vessels is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover in relation to such Vessel (including without limitation, liability for Environmental Claims arising in jurisdictions where such Vessel operates or trades) is liable to cancellation, qualification or exclusion at any time and the relevant Borrower does not effect within five (5) Banking Days any similar insurance cover to Lender’s approval; or

(z)

Change of Management: any of the Vessels ceases to be managed by the Management Companies (for any reason other than the reason of a Total Loss or sale of such Vessel) without the approval of the Lender and the Owner of such Vessel fails to appoint another Management Company prior to the termination of the mandate with the previous Management Company; or

(aa)

Deviation of Earnings: any Earnings of any of the Vessels are not paid to the relevant Operating Account for any reason whatsoever (other than with the Lender’s prior written consent or instruction); or

(bb)

ISM Code and ISPS Code: (without prejudice to the generality of Clause 9.1(c) (Breach of other obligations)} for any reason whatsoever the provisions of Clause 8.1 (r) (Compliance with ISM Code) and Clause 8.1(t) (Compliance with ISPS Code) are not complied with and the relevant Vessel ceases to comply with the ISM Code or, as the case may be, the ISPS Code; or

(cc)

Material events: any other event or events (whether related or not) occur(s) or circumstance arises which constitutes a material (in the opinion of the Lender) adverse change, from the position applicable as at the date of this Agreement, in the business, affairs or condition (financial or otherwise) of any Security Party (other than the Management Companies) (including any such material adverse change resulting from an Environmental Incident) the effect of which is likely, in the opinion of the Lender, to impair, delay or prevent the due fulfilment by any Security Party(other than the Management Companies) of any of its respective obligations or undertakings contained in this Agreement or any of the other Finance Documents and/or materially and adversely to affect the security created by any of the Finance Documents; or

(dd)	Finance Documents: any event of default ( howsoever described or defined therein) occurs under the Finance Documents (or any of them).

9.2

Consequences of Default - Acceleration. The Lender may without prejudice to any other rights of the Lender (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default, which is continuing:

(a)

by notice to the Borrowers declare that the obligation of the Lender to make the Commitment (or any part thereof) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)

by notice to the Borrowers declare that the Loan and all interest accrued and all other sums payable under the Finance Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Lender which are expressly waived by the Borrowers; and/or

(c)

put into force and exercise all or any of the rights, powers and remedies possessed by the Lender under this Agreement and/or under any other Finance Document and/or as mortgagee of each of the Vessels, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) of the assets charged or assigned to it under the Finance Documents or otherwise (whether at law, by virtue of any of the Finance Documents or otherwise).

9.3

Multiple notices; action without notice. The Lender may serve notices under sub- Clauses (a) and (b) of Clause 9.2 (Consequences of Default - Acceleration) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices, it being understood and agreed that the non-service of a notice in respect of an Event of Default hereunder, or under any of the Finance Documents (whether known to the Lender or not), shall not be construed to mean that the Event of Default shall cease to exist and bring about its lawful consequences.

9.4

Demand basis. If, pursuant to Clause 9.2(b), the Lender declares the Loan to be due and payable on demand, the Lender may by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

9.5

Proof of Default. It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Lender (save for manifest error).

9.6	Exclusion of Lender’s liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrowers or a Security Party:

(a)

for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

10.	INDEMNITIES - EXPENSES – FEES

10.1

Miscellaneous indemnities. The Borrowers shall on demand (and it is hereby expressly undertaken by the Borrowers to) indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Finance Documents, against any loss (including loss of the Applicable Margin and any Break Costs) or expense which the Lender shall certify as sustained or incurred as a consequence of:

(a)	any default in payment by any of the Security Parties of any sum under any of the Finance Documents when due;

(b)	the occurrence of any Event of Default which is continuing;

(c)

any prepayment of the Loan or part thereof being made under Clause 4.2 (Voluntary Prepayment). Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Vessel). Clause 8.5(a) (Security Shortfall-Additional security) or Clause 12 (Unlawfulness, Increased Costs) or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

(d)

the Commitment or a Tranche not being advanced for any reason (excluding any default by the Lender) after the Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

Without prejudice to its generality, this Clause 10.1 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law and any Sanctions.

10.2	Expenses. The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) pay to the Lender on demand:

(a)

Initial and Amendment expenses: all expenses (including legal, printing and out-of-pocket expenses) reasonably incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and the other Finance Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Finance Documents and/or in connection with any proposal by the Borrowers to constitute additional security pursuant to Clause 8.5(a) (Security Shortfall- Additional Security), whether any such security shall in fact be constituted or not;

(b)	Enforcement expenses: all expenses (including legal and out-of-pocket expenses) incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Finance Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Finance Documents or the contemplation or preparation of the above, whether they have been effected or not;

(c)

Legal costs: the legal costs of the Lender’s appointed lawyers, in respect of the preparation of this Agreement and the other Finance Documents as well as the legal costs of the foreign lawyers (if these are available) in respect of the registration of the Finance Documents or any search or opinion given to the Lender in respect of the Security Parties or the Vessels or the Finance Documents. The said legal costs shall be due and payable fifteen days from the date of issue of the relevant invoice (s); and

Other expenses: any and all other Expenses. All expenses payable pursuant to this Clause 10.2 (Expenses) shall be paid together with value added tax (if any) thereon.

10.3

Stamp duty. The Borrowers shall pay any and all stamp, registration and similar taxes or charges (including those payable by the Lender) imposed by governmental authorities in relation to this Agreement and any of the other Finance Documents, and shall indemnify the Lender against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrowers to pay such stamp taxes or charges.

10.4

Environmental Indemnity. The Borrowers shall indemnify the Lender on demand and hold the Lender harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Lender if such Environmental Claim would not have been, or been capable of being, made or asserted against the Lender if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.

10.5

Currency Indemnity. If any sum due from the Borrowers under any of the Finance Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Finance Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers or any other Security Party, as the case may be or (ii)

obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Finance Documents, the Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) indemnify and hold harmless the Lender from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

10.6

Maintenance of the Indemnities. The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrowers or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrowers under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto.

10.7

Mll and MAPI costs. The Borrowers shall reimburse the Lender on demand for any and all costs incurred by the Lender (as conclusively certified by the Lender) in effecting and keeping effected a Mortgagee’s Interest Insurance (herein “MII”) and a mortgagee’s interest additional perils (pollution) insurance policy (herein “MAPI”), each of which the Lender shall effect for an amount not exceeding 110% of the Loan upon such terms and with such insurers as the Lender shall in its absolute discretion appoint and instruct in respect of any such MII and MAPI policy and provided that in the event that the Lender effects any such Insurance on the basis of any mortgagee’s open cover, the Borrowers shall pay on demand to the Lender its proportion of premium due in respect of the Vessel(s) for which such insurance cover has been effected by the Lender, and any certificate of the Lender in respect of any such premium due by the Borrowers shall (save for manifest error) be conclusive and binding upon the Borrowers.

10.8	Communications Indemnity. It is hereby agreed in connection with communications that:

(a)

Express authority is hereby given by the Borrowers to the Lender to accept all tested or untested communications given by facsimile, cable or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Lender relating to such communications including, without limitation (if so required by the Lender), the obligation to confirm such communications by letter.

(b)

The Borrowers shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax number mentioned in Clause 17.1 (Notices) or any other fax usually used by it or its managing company and are duly signed or in case of emails are duly sent by the person appearing to be sending such notice, request, instruction or other communication.

(c)

The Borrowers hereby assume full responsibility for the execution of the said notices, requests, instructions or communications and promises and recognises that the Lender shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrowers to indemnify in full the Lender from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Lender may suffer, incur or sustain by reason of the Lender following such notices, requests, instructions or communications.

(d)

With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrowers, save in case of Lender’s gross misconduct.

(e)

The risks of misunderstandings and errors resulting from notices, requests, instructions or communications being given as mentioned above, are for the Borrowers and the Lender will be indemnified in full pursuant to this Clause save in case of Lender’s gross misconduct.

(f)

The Lender shall have the right to ask the Borrowers to furnish any information the Lender may require to establish the authority of any person purporting to act on behalf of the Borrowers for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Lender to do so. The Lender shall be fully protected in, and the Lender shall incur no liability to the Borrowers for acting upon the said notices, requests, instructions or communications which were believed by the Lender in good faith to have been given by the Borrowers or by any of its authorised representative(s).

(g)	It is undertaken by the Borrowers to use their best endeavours to safeguard the function and the security of the electronic and mechanical appliance(s)

such as fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect such code word list from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrowers shall hold the Lender harmless and indemnified from all claims, losses, damages and expenses which the Lender may incur by reason of the failure of the Borrowers to comply with the obligations under this Clause.

10.9

Fees. The Borrowers shall pay to the Lender (a) a management fee in an amount of Seventy five thousand Dollars ($75,000) and (b) an arrangement fee in an amount of Two hundred fifty seven thousand five hundred Dollars ($257,500) both such fees being payable on the date hereof. The fees referred to in this Clause 10.9 shall be payable by the Borrowers to the Bank whether or not any part of the Commitment is ever advanced (unless the Commitment is not advanced to the Borrowers by default of the Lender).

10.10	Gross-up in the event of a FATCA Deduction – Borrowers

(a)

If a Borrower is required to make a FATCA Deduction, such Borrower shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)

If a FATCA Deduction is required to be made by a Borrower, the amount of the payment due from such Borrower shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)	The Borrowers shall promptly upon becoming aware that they/it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly.

(d)

Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Borrowers shall deliver to the Lender evidence reasonably satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

10.11	FATCA status

(a)	Subject to Clause 10.11(c) below, each party shall, within ten Banking Days of a reasonable request by another party:

(i)	confirm to that other party whether it is:

(aa)	a FATCA Exempt Party; or

(bb)	not a FATCA Exempt Party; and

(ii)

supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA.

(b)

If a party confirms to another party pursuant to Clause 10.11(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)	Clause 10.11(a)(i) above shall not oblige the Lender to do anything which would or might in its opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of the Lender;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)

If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 10.11(a) above (including, for the avoidance of doubt, where Clause 10.11(c) above applies), then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)

if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

11.	SECURITY, APPLICATION, AND SET-OFF

11.1

Securities. As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness the Borrowers shall ensure and procure that the Security Documents are duly executed and, where required, registered in favour of the Lender in form and substance satisfactory to the Lender, at the time specified herein or otherwise as required by the Lender and ensure that such security consists, on the Drawdown Date, of the Security Documents relative thereto as provided in Clause 7.2 (Conditions precedent to the making of the Commitment).

11.2

Maintenance of Securities. It is hereby undertaken by the Borrowers that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement and/or under the other Finance Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Lender enforceable in accordance with their respective terms and that they will, at the expense of the Borrowers, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

11.3	Application of funds.

Upon the occurrence of an Event of Default:

(a)

Order of application: All moneys received by the Lender under or pursuant to any of the Finance Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Lender in the following manner:

(i)

Firstly, in or towards payment of Expenses and all sums (including any Break Costs) other than principal or interest which may be due to the Lender under this Agreement and the other Finance Documents or any of them at the time of application;

(ii)	Secondly, in or towards payment of any default interest

(iii)	Thirdly, in or towards payment of any arrears of interest (other than default interest) due in respect of the Loan or any part thereof;

(iv)	Fourthly ,in or towards repayment of the Loan whether the same is due and payable or not; and ;

(v)

Fifthly the surplus (if any) after the full and complete payment of the Outstanding Indebtedness shall be released and paid to the Borrowers or to whomsoever else shall be entitled to receive such surplus

(b)	Variation of order of application: The Lender may, without prior notice to the Borrowers and the Security Parties, provide, at its sole discretion, for a different order of application from that set out in Clause 11.3(a) (Order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories, without affecting the obligations of the Borrowers to the Lender.

(c)

Insufficient balance: For the avoidance of doubt, in the event that moneys so received are insufficient to pay in full the whole of the Outstanding Indebtedness, the Lender shall be entitled to collect the shortfall from the Borrowers or any other person liable therefor.

(d)	Appropriation rights overridden: This Clause 11.3 shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any other Security Party.

11.4	Set off

(a)

Express authority is hereby given by the Borrowers to the Lender without prejudice to any of the rights of the Lender at law, contractually or otherwise, at any time after a Default has occurred and without prior notice to the Borrowers:

(i)

to apply any credit balance standing upon any account of the Borrowers with any branch of the Lender (including, without limitation, the Operating Accounts and the Retention Account and in whatever currency in or towards satisfaction of any sum due to the Lender from the Borrowers under this Agreement, the General Assignment and/or any of the other Finance Documents; and/or

(ii)	in the name of each of the Borrowers and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and/or

(iii)	to combine and/or consolidate all or any accounts in the name of the Borrowers with the Lender.

For all or any of the above purposes authority is hereby given to the Lender to purchase with the moneys standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Lender shall not be obliged to exercise any right given by this Clause 11.4; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document). The Lender shall notify the Borrowers forthwith upon the exercise of any right of set-off giving full details in relation thereto.

12.	UNLAWFULNESS, INCREASED COSTS AND BAIL IN

12.1

Unlawfulness. If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Lender to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Lender to the Borrowers whereupon the Commitment shall be reduced to zero and the Borrowers shall be obliged to prepay the Loan in accordance with such notice, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrowers under this Agreement.

12.2

Change of circumstances. If any change in or in the interpretation of any applicable law or regulation, by any government or governmental authority or agency, makes it unlawful for the Lender to maintain or give effect to its obligations or to claim or receive any amount payable to the Lender under this Agreement, then the Lender may serve written notice on the Borrowers declaring its obligations under this Agreement terminated in whole or in part, whereupon the same shall terminate forthwith and the Borrowers will immediately repay the Loan and accrued interest to the date of prepayment together with all other Outstanding Indebtedness to the Lender pursuant to the terms of the notice.

12.3

Increased Cost. If, as a result of (a) any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affects the manner in which the Lender allocates capital resources to its obligations hereunder and those (including, but not limited to, “Basel III”) which shall replace, amend and/or supplement the provisions set out in the statement (as in effect as of the date of this Agreement) of the Basle II committee on banking supervision dated July 1988 and entitled “international convergence of capital measurement and capital structures” as implemented by the European Union by the Capital Requirements Directive (2006/48/EC and 2006/49/EC) or any amendatory or substitute agreement thereof, or (b) compliance by the Lender with any request from any applicable fiscal or monetary authority (whether or not having the force of law but, if not having the force of law, with which the Lender habitually complies) or (c) any other set of circumstances affecting the Lender:

(a)	the cost to the Lender of making the Commitment or any part thereof or maintaining or funding the Loan is increased or an additional cost on the Lender is imposed; and/or

(b)

subject the Lender to Taxes or the basis of Taxation (other than Taxes or Taxation on the overall net income of the Lender) in respect of any payments to the Lender under this Agreement or any of the other Finance Documents is changed; and/or

(c)	the amount payable or the effective return to the Lender under any of the Finance Documents is reduced; and/or

(d)

the Lender’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Finance Document is reduced; and/or

(e)	the Lender is required to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Finance Documents is required; and/or

(f)	the Lender is required to incur or sustain a loss by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes,

then and in each case (subject to Clause 12.7 (Exception)) the Borrowers shall pay to the Lender, from time to time, upon demand, such additional moneys as shall indemnify the Lender for any increased or additional cost, reduction, payment, or direct loss whatsoever.

12.4

Claim for increased cost. The Lender will promptly notify the Borrowers of any intention to claim indemnification pursuant to Clause 12.3 (Increased Cost) and such notification will be a conclusive and full evidence binding on the Borrowers as to the amount of any increased cost or reduction and the method of calculating the same and the Borrowers shall be allowed to rebut such evidence by any means of evidence save for witness. A claim under Clause 12.3 (Increased Cost) may be made at any time and must be discharged by the Borrowers within seven (7) days of demand. It shall not be a defence to a claim by the Lender under this Clause 12.4 that any increased cost or reduction could have been avoided by the Lender. Any amount due from the Borrowers under Clause 12.3 (Increased Cost) shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.5

Central Bank or European Central Bank reserve requirements indemnity. The Borrowers shall on demand promptly indemnify the Lender against any cost incurred or loss suffered by the Lender as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by the Lender under Clause 12.3 (Increased Cost).

12.6

Option to prepay. If any additional amounts are required to be paid by the Borrowers to the Lender by virtue of Clause 12.3 (Increased Cost), and the Borrowers are not willing to continue to compensate the Lender for such increased costs by virtue of Clause 12.3, the Borrowers shall be entitled, on giving the Lender not less than fourteen (14) days prior notice in writing, to prepay (without premium or penalty) the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Interest Payment Date. Any such notice, once given, shall be irrevocable.

12.7

Exception. Nothing in Clause 12.3 (Increased Cost) shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3 (Gross Up)

12.8

Bail In. Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

13.	ACCOUNTS

13.1	General. The Borrowers hereby, jointly and severally, undertake with the Lender that they will:

(a)	on or before the Drawdown Date open the Operating Accounts and the Retention Account;

(b)

procure that all moneys payable to the Borrowers in respect of the Earnings of their respective Vessels pursuant to the General Assignment shall, unless and until the Lender directs to the contrary, be paid to the respective Operating Accounts, free from Encumbrances and rights of set off other than those created by or under the Finance Documents and, shall be held there on trust for the Lender and shall be applied as provided in Clause 13.2 (Application of Earnings); and

(c)	procure that all Operating Expenses of each Vessel are paid from the respective Operating Account of the Owner thereof;

13.2

Application of Earnings. Retention requirements Subject to the terms and conditions of the Accounts Pledge Agreement, no monies shall be withdrawn from the Operating Account save as hereinafter provided.

(a)

Unless and until a Default shall occur (whereupon the provisions of Clause 11.3 (Application of funds) shall be applicable), all monies paid to the Operating Accounts (whether being Earnings or not) after discharging the costs (if any) incurred by the Lender, in collecting such monies, shall be applied by the Lender as follows:

(i)

first: in payment of any and all sums whatsoever (other than in respect of principal of the Loan and interest thereon) due and payable to the Lender hereunder (such sums to be paid in such order as the Lender may in its sole discretion elect);

(ii)

second: during each month of the Security Period , the Borrowers shall cause to be transferred from the Operating Accounts to the Retention Account out of the aggregate amount of the Earnings of the Vessels received in the Operating Accounts during the preceding month (and each of the Borrowers hereby irrevocably authorises and instructs the Lender so to do):

(aa)	one third (l/3rd) of the amount of each Repayment Instalments specified in Clause 4.1 falling due for payment on the next following Repayment Date; and

(bb)	the relevant fraction of the amount of interest on the Loan falling due on the next due date for payment of interest under this Agreement.

The expression “relevant fraction” in relation to an amount of interest on the Loan falling due for payment means a fraction (which shall be notified by the Lender to the Borrowers at the beginning of each Interest Period) where the numerator is always one and where the denominator shall always be three (3) except in the case of an Interest Period of less than three (3) months, in which case the denominator shall be the number of months comprised in such Interest Period;

(b)	third: in payment of the Operating Expenses; and

(c)	fourth: any Surplus Cash Income shall be paid to the Retention Account in accordance with the provisions of Clause 8.1 (1);

(d)	fifth: any credit balance shall be available to the Borrowers to be used for any purpose not inconsistent with the Borrowers’ other obligations under this Agreement.

13.3	Drawings from Operating Account. None of the Borrowers shall be entitled to draw from its Operating Account if an Event of Default has occurred and is continuing.

13.4

Interest. Any amounts for the time being standing to the credit of an Operating Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of such Operating Account. Such interest shall, provided that (a) the foregoing provisions of this Clause 13.4 shall have been complied with and (b) no Event of Default [ (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default)] shall have occurred, be available to the Borrowers.

13.5	Obligations unaffected. The provisions of this Clause 13 do not affect:

(a)

the liability and absolute obligation of the Borrowers to repay the Loan and pay interest thereon on the due dates as provided in Clause 3 (Interest) and Clause 4 (Repayment-Prepayment) shall constitute or be construed as constituting a manner or postponement thereof; or

(b)	any other liability or obligation of the Borrowers or any other Security Party under any Finance Document.

13.6

Authorisation. The Lender shall be entitled (but not obliged) at any time, and to this respect the Lender is hereby authorised by each of the Borrowers from time to time to debit the Operating Accounts (or any of them) without notice to the Borrowers in order to discharge any amount due and payable to the Lender under the terms of this Agreement and the Security Documents or otherwise howsoever in connection with the Loan, including, without limitation, any payment of which the Lender has become entitled to demand under Clause 10 (Indemnities - Expenses – Fees).

13.7

Relocation of Operating Accounts. The Borrowers will comply with any written requirement of the Lender from time to time as to the location or re-location of the Operating Accounts (or any of them) and will from time to time enter into such documentation as the Lender may require in order to create or maintain in favour of the Lender an Encumbrance in each Operating Account, all at the cost and expense of the Borrowers.

13.8

Application on Event of Default. Upon the occurrence of an Event of Default or at any time thereafter (whether or not notice of default has been given to the Borrowers) the Lender shall be entitled, but not bound, to set off and apply all sums standing to the credit of the Operating Accounts (or any of them) and accrued interest (if any) without notice to the Borrowers in the manner specified in Clause 11.3 (Application of funds) (and express and irrevocable authority is hereby given by the Borrowers to the Lender so to set off and apply the same, by debiting the Operating Account accordingly by the same, and the Lender shall be released to the extent of such set off and application).

13.9

No Encumbrances. The Borrowers hereby jointly and severally covenant with the Lender that none of the Operating Accounts and/or any moneys therein shall be charged, assigned, transferred or pledged nor shall there be granted by the Borrowers (or either of them) or suffered to arise any third party rights over or against the whole or any part of the Operating Accounts (or any of them) other than in favour of the Lender as covenanted herein and in the General Assignment.

13.10

Operation of Operating Accounts. Each of the Operating Accounts shall be operated by the relevant Borrower to the degree permitted by this Agreement and the General Assignment in accordance with the Lender’s usual terms and conditions (full knowledge of which such Borrower hereby acknowledges) and subject to the Lender’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Lender to the Borrowers).

13.11

Release. Upon payment in full of the Outstanding Indebtedness, any balance then standing to the credit of the Operating Accounts (or any of them) shall be released to the Borrowers or to whomsoever is entitled to such funds.

13.13

Manager’s Account. Technomar Shipping Inc. of Liberia, acting in its capacity as technical manager of the Vessels shall maintain (and the Lender fully agrees for such company so to maintain) an account opened in its name and held with the Lender and bearing Account Number: 00.201.736.041”

14.	ASSIGNMENT, TRANSFER. PARTICIPATION, LENDING OFFICE

14.1	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrowers and their respective successors and permitted assigns.

14.2

No Assignment by the Borrowers and other Security Parties. None of the Borrowers nor any other Security Parties may assign or transfer any of its rights and/or obligations under this Agreement or any of the other Finance Documents or any documents executed pursuant to this Agreement and/or the other Finance Documents other than as agreed with the Lender.

14.3

Assignment by the Lender. The Lender may at any time, without the consent of, but with prior consultation with the Borrowers and the other Security Parties, cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents to be assigned or transferred to:

(i)	another branch, Subsidiary or affiliate of, or company controlled by, the Lender, or

(ii)	another first class bank or financial institution, or

(iii)	any member of the European System of Central Banks, or

(iv)	any insurance company, social security fund, pension fund, capital investment company, trust or capital investment company or

(v)	after an Event of Default that is continuing passed its cure period, to any other person

(in each case an “Assignee” or a “Transferee”);

provided that the Assignee or Transferee, shall deliver to the Lender such undertakings as the Lender may approve, whereby it becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Lender’s obligations under this Agreement.

14.4

Participation. The Lender may sub-participate all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents without the consent of, or consultation with or notice to the Borrowers and the other Security Parties.

14.5

Cost. Any cost of such assignment or transfer or granting sub-participation shall be for the account of the Lender and/or the Assignee, Transferee or sub-participant unless any such assignment, transfer or sub-participation is undertaken at the request of the Borrowers, in which case any cost arising therefrom shall be for the account of the Borrowers.

14.6

Documenting assignments and transfers. If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in Clause 14.4 (Participation) the Borrowers hereby jointly and severally undertake, immediately on being requested to do so by the Lender, to enter at the expense of the Lender or the Assignee, or the Transferee into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the Assignee, Transferee or participant all or the relevant part of the interest of the Lender in the Finance Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or Assignee, Transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Borrowers shall thereafter look only to the Assignee, Transferee or participant in respect of that proportion of the obligations of the Lender under this Agreement assumed by such Assignee, Transferee or participant. The Borrowers hereby expressly consent to any subsequent transfer of the rights and obligations of the Lender and undertake that they shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise. The cost of any such assignment shall be borne by the Lender and/or the relevant Assignee or Transferee.

14.7

Disclosure of information. The Borrowers agree that the Lender may, without the consent of, but with prior consultation with and notice to the Borrowers and the other Security Parties, disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrowers as the Lender shall consider appropriate if the Lender first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake in writing to the Borrowers to keep secret and confidential any of the information, reports or documents supplied by the Lender provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(a)	in relation to any proceedings arising out of this Agreement or the other Finance Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(b)	pursuant to a court order relating to disclosure or otherwise; or

(c)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(d)	to its auditors, legal or other professional advisers.

In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lender or the Borrowers.

14.8	Changes in constitution or reorganisation of the Lender. For the avoidance of doubt and without prejudice to the provisions of Clause 14.1 (Binding Effect), this

Agreement shall remain binding on the Borrowers and the other Security Parties notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Agreement shall remain valid and effective in all respects in favour of any Assignee, Transferee or other successor in title of the Lender in the same manner as if such Assignee, Transferee or other successor in title had been named in this Agreement as a party instead of, or in addition to, the Lender.

14.9

Securitisation. The Lender may include all or any part of the Loan in a securitisation (or similar transaction) without the consent of, or consultation with, but after giving 30-day notice to the Borrowers. The Borrowers will assist the Lender as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrowers shall not be required to bear any third party costs related to any such securitisation (or similar transaction) and need only provide any such information which any third parties may reasonably require.

14.10

Lending Office. The Lender shall lend through its office at the address specified in the preamble of this Agreement or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement. If the office through which the Lender is lending is changed pursuant to this Clause 14.10, the Lender shall notify the Borrowers promptly of such change and upon notification of any such transfer, the word “Lender” in this Agreement and in the other Finance Documents shall mean the Lender, acting through such branch or branches and the terms and provisions of this Agreement and of the other Finance Documents shall be construed accordingly.

15.	MISCELLANEOUS

15.1	Time of essence. Time shall be of the essence of this Agreement.

15.2

No implied waivers. No failure, delay or omission by the Lender to exercise any right, remedy or power vested in the Lender under this Agreement and/or the other Finance Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrowers, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consenting to any departure from the strict application of the provisions of this Agreement or of any other Finance Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under this Agreement and the other Finance Documents or the right of the Lender thereafter to act strictly in accordance with the terms of this Agreement and the other Finance Documents.

15.3	No modification, waiver etc. unless in writing. No modification or waiver by the Lender of any provision of this Agreement or of any of the other Finance Documents nor any consent by the Lender to any departure there- from by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which it was given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

15.4

Cumulative Remedies. The rights and remedies of the Lender contained in this Agreement and the other Finance Documents are cumulative and neither exclusive of each other nor of any other rights or remedies conferred by law.

15.5

Integration of Terms. This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) and any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

15.6

Amendments in writing. This Agreement and any other Finance Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

15.7

Invalidity of Terms. In the event of any provision contained in one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Lender prior to the drawdown of the Commitment or of any part thereof the Lender shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole Agreement, it is hereby agreed that there will exist a separate obligation of the Borrowers for the prompt payment to the Lender of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

15.8	Inconsistency of Terms. In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Finance Document the provisions of this Agreement shall prevail.

15.9	Language and genuineness of documents

(a)

Language: All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Finance Documents shall be in the English language (or such other language as the Lender shall agree) or shall be accompanied by a certified English translation upon which the Lender shall be entitled to rely.

(b)

Certification of documents: Any copies of documents delivered to the Lender shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practising in Greece or UK or otherwise as will be acceptable to the Lender at the sole discretion of the Lender.

(c)

Certification of signature: Signatures of Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Lender, to be verified for their genuineness by appropriate Consul or other competent authority.

15.10

Recourse to other security. The Lender shall not be obliged to make any claim or demand or to resort to any Finance Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Finance Documents against the Security Parties (or any of them) or any other person liable and no action taken or omitted by the Lender in connection with any such Finance Document or other means of payment will discharge, reduce, prejudice or affect the liability of any Security Party under this Agreement and the other Finance Documents to which it is, or is to be, a party.

15.11	Conflicts. In the event of any conflict between this Agreement and any of the other Finance Documents, the provisions of this Agreement shall prevail.

15.12

Further assurances. The Borrowers jointly and severally undertake that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Finance Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect do and (if required) register, and will procure the execution, signing, perfecting, doing and (if required) registering by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

15.13	Confidentiality

(a)

Save as provided in Clause 14.7 (Disclosure of information) each of the parties hereto agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession in connection with this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)

The Borrowers acknowledge and accept that the Lender may be required by law, regulation or regulatory requirement or any request of any central bank or any court order to disclose information and deliver documentation relating to the Borrowers and the transactions and matters in relation to this Agreement and/or the other Finance Documents to governmental or regulatory agencies and authorities.

(c)

The Borrowers acknowledge and accept that in case of occurrence of any of the Events of Default as described in this Agreement, the Lender may disclose information and deliver documentation relating to the Borrowers and the transactions and matters in relation to this Agreement and/or the other Finance Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Lender’s rights or for any other purpose for which in the opinion of the Lender, such disclosure would be useful or appropriate for the interests of the Lender or otherwise and the Borrowers expressly authorise any such disclosure and delivery.

(d)	The Borrowers acknowledge and accept that the Lender may be prohibited from disclosing information to the Borrowers by reason of law or duties of confidentiality owed or to be owed to other persons.

16.	JOINT AND SEVERAL LIABILITY OF THE BORROWERS

16.1	Joint and several liability. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

16.2	No impairment of Borrowers’ obligations. The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	the Lender releasing any other Borrower or any Encumbrance created by a Finance Document; or

(d)	any time, waiver or consent granted to, or composition with any other Borrower or other person;

(e)	the release of any other Borrower or any other person under the terms of any composition or arrangement with any creditor thereof;

(f)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Borrower or other person or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Borrower or any other person;

(h)

any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security;

(j)	any insolvency or similar proceedings; or

(k)	any combination of the foregoing.

16.3

Principal debtor. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and none of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrowers under this Agreement.

16.4	Subordination. Subject to Clause 16.5 (Borrower’s required action), during the Security Period, none of the Borrowers shall:

(a)

claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

16.5

Borrower’s required action. If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 16.4 (Subordination), in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender’s notice.

16.6

Deferral of Borrowers’ rights. Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by any other Borrower; or

(b)	to claim any contribution from any other Borrower in relation to any payment made by it under the Finance Documents.

17.	NOTICES AND COMMUNICATIONS

17.1	Notices. Every notice, request, demand or other communication under this Agreement or, unless otherwise provided therein, under any of the other Finance Documents shall:

(a)

be in writing delivered personally or by first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.8 (Communications Indemnity) by fax; by email subject to pdf copies of documents are attached thereto;

(b)

be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Finance Document, in the case of a fax, at the time of dispatch as per transmission report (provided, in either case, that if the date of despatch is not a business day in the country of the addressee or if the time of dispatch is after working hours in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:

(i)	if to be sent to any Security Party, to:

c/o Technomar Shipping Inc.,

3-5 Menandrou str.

145 61 Kifissia, Greece

Fax No.: +30 210 8084224

Attention: Mr. G. Youroukos

(ii)	in the case of the Lender at:

Crédit Agricole Corporate and Investment Bank,

12 place des Etats-Unis - CS 70052

92547 Montrouge Cedex France

Fax No.: +331 41892987

Attention: Mrs. Typhaine Hirgorom

E-mail address: typhaine.hirgorom@ca-cib.com

or to such other person, address or fax number as is notified by the relevant Security Party or the Lender (as the case may be) to the other parties to this Agreement and, in the case of any such change of address or fax number notified to the Lender, the same shall not become effective until notice of such change is actually received by the Lender and a copy of the notice of such change is signed by the Lender.

18.	LAW AND JURISDICTION

18.1	Law

(a)	This Agreement and any non-contractual obligations arising out of or in relation to it shall be governed by, and construed in accordance with, English Law.

(b)

For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of the Loan Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Lender and the said affidavit shall constitute full and conclusive evidence binding on the Borrowers but the Borrowers shall be allowed to rebut such evidence save for witness.

18.2	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). The Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts.

(b)

The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

(c)

This Clause 18.2 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

18.3

Process Agent for English Proceedings. Without prejudice to any other mode of service allowed under any relevant law each of the Borrowers irrevocably designates, appoints and empowers Messrs. SAVILLE & Co. (attention: Mr. Richard Saville) at present of One Carey Lane, London, EC2V 8AE,) (hereinafter called the “Process Agent for English Proceedings”), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with any Finance Document, provided, however, that:

(a)

each of the Borrowers hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, the Borrowers must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Borrowers’ behalf. The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Borrowers in accordance with Clause 17.1 (Notices); and

(c)	each of the Borrowers hereby agrees that failure by a Process Agent for English Proceedings to notify the Borrowers of the process will not invalidate the proceedings concerned.

18.4

Proceedings in any other country. If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrowers and it is agreed and undertaken by the Borrowers to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrowers agrees that any judgment or order obtained in an English court shall be conclusive and binding on the Borrowers and shall be enforceable without review in the courts of any other jurisdiction.

18.5

Process Agent for Greek Proceedings. Mrs. Maria Danezi, an attorney-at-law, c/o Technomar Shipping Inc., 3-5 Menandrou street, 145 61 Kifissia, Greece (hereinafter called the “Process Agent for Greek Proceedings”) is hereby appointed by the

Borrowers as agent to accept service, upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra- judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Finance Documents. In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by a deed of a process server to the effect that the Process Agent for Greek Proceedings was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly served/notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.

18.6	Third Party Rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

18.7	Meaning of “proceedings”. In this Clause 18 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

[INTENTIONALLY LEFT BLANK]

SCHEDULE 1

FORM OF DRAWDOWN NOTICE

(referred to in Clause 2.2)

To:	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

12, place des Etats-Unis,

CS 70052, 92547

Montrouge Cedex, France,

(the “Lender”)	Dated: [●]

Re:	USS 55,650,000 Loan Agreement dated [●] August, 2017 made between (A) HECTOR MARINE LLC, HEPHAESTUS MARINE LLC and PERICLES MARINE LLC (the “Borrowers”) and (B) the Lender (the “Loan Agreement”)

We refer to the Loan Agreement and hereby give you notice that we wish to draw in respect of the Commitment the amount of ($[●]) (Dollars [●] million) on [●] and we select a first Interest Period in respect of the Loan of [●] months/terminating on [●]. The funds should be credited/remitted to ([●][●] [name and number of account] [●]) with [●], New York, USA.

We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)

the representations and warranties contained in Clause 6 of the Loan Agreement and the representations and warranties contained in each of the other Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)

the borrowing to be effected by the drawing of the said amount in respect of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)

there has been no material adverse change in our financial position or in the combined financial position of ourselves from that described by us or any other Security Party to the Lender in the negotiation of the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

SIGNED by	)
Mrs Filanthi Katsafadou	)
for and on behalf of	)

HECTOR MARINE LLC,	)
of Marshall Islands, in the presence of:	)

SIGNED	)
for and on behalf	)
of HEPHAESTUS MARINE LLC	)
by Mrs Filanthi Katsafadou	)
its duly appointed attorney-in-fact	)	/s/ Filanthi Katsafadou
in the presence of	)	Attorney-in-fact

SIGNED by	)
Mrs Filanthi Katsafadou	)
for and on behalf of	)
PERICLES MARINE LLC	)
of Marshall Islands, in the presence of:	)

Witness to all the above signatures:

Name:
Address:

Occupation: Attorney-at-Law

Schedule 2

FORM OF COMPLIANCE CERTIFICATE

(referred to in Clause 8.1(j))

Part A (apply till December 31, 2019)

To:	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

From:	POSEIDON CONTAINERS HOLDINGS LLC

c/o 3-5 Menandrou Street

145 61 Kifisia

Athens, Greece

[●], 201

Re:	Up to US$ 55,650,000 Loan Agreement dated [●] July, 2017 made between (A) HECTOR MARINE LLC, HEPHAESTUS MARINE LLC and PERICLES MARINE LLC (the “Borrowers”) and (B) the Lender (the “Loan Agreement”)

Terms defined in the Loan Agreement shall have the same meaning when used herein.

I [●] being the Chief Financial Officer of the Corporate Guarantor, refer to Clause 8.2 of the Loan Agreement and hereby certify that, as at [insert date of accounts];

1.	Financial Covenants:

(a)	the Corporate Guarantor’s Leverage Ratio in at 31.. [●], is [●];

(b)	the Corporate Guarantor’s Consolidated Liquidity is, in relation to the said financial period and at all times during such period, in excess of USD [●](say United States Dollars [●])

2.	We confirm that no Default is continuing

Signed:
Chief Finacial Officer

Part B (apply after January 1, 2020)

FORM OF COMPLIANCE CERTIFICATE

(referred to in Clause 8.1 (j))

To:	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

From:	POSEIDON CONTAINERS HOLDINGS LLC

c/o 3-5 Menandrou Street

145 61 Kifisia

Athens, Greece

[●], 201

Re:	Up to US$ 55,650,000 Loan Agreement dated [●] July, 2017 made between (A) HECTOR MARINE LLC, HEPHAESTUS MARINE LLC and PERICLES MARINE LLC (the “Borrowers”) and (B) the Lender (the “Loan Agreement”)

Terms defined in the Loan Agreement shall have the same meaning when used herein.

I [●] being the Chief Financial Officer of the Corporate Guarantor, refer to Clause 8.2 of the Loan Agreement and hereby certify that, as at [insert date of accounts];

2.	Financial Covenants:

(a)	the Corporate Guarantor’s Leverage Ratio at 31.. [●], is [●];

(b)	the Value Adjusted Leverage Ratio at 31.. [●], is [●];

(c)	the minimum Net Worth at 31.. [●], is [●];

(d)	the Corporate Guarantor’s Consolidated Liquidity is, in relation to the said financial period and at all times during such period, in excess of USD [●] (say United States Dollars [●])

2.	Asset Cover Ratio

[No Default in respect of the Asset Cover Ratio provided in a loan agreement entered into by any Subsidiary and a bank or financial institution has occurred and is continuing]

or

[The following Default has occurred and in continuing: [provide details of Default].

[The following steps are being taken to remedy it: [provide details of steps being taken to remedy Default]].

3.	We confirm that no Default is continuing

Signed:
Chief Finacial Officer

SCHEDULE 3

FORM OF SURPLUS CASH INCOME CERTIFICATE

To:	Credit Agricole Corporate and Investment Bank

From:	Hephaestus Marine LLC

Hector Marine LLC

Pericles Marine LLC

Dated:

Re:	US$ 55,650,000 Loan Agreement dated [●] August, 2017 made between (A) HECTOR MARINE LLC, HEPHAESTUS MARINE LLC and PERICLES MARINE LLC (the “Borrowers”) and (B) the Lender (the “Loan Agreement”).

Dear Sirs

We refer to the Agreement.

This is a Surplus Cash Income Certificate.

Terms defined in the Agreement have the same meaning when used in this Surplus Cash Income Certificate unless given a different meaning in this Excess Cash Certificate.

We confirm that in respect of [        ]/[        ]/[        ] ]/[        ]/]/[        ]:

1	Total Revenue = [ ]

2	Operating Expenses = [ ]

3	Debt Service = [ ]

4	Surplus Cash Income = [ ]

5	Remaining Deferred Amount after repayment of Surplus Cash Income = [ ]

We confirm that no Default has occurred and is continuing.

Signed:

Chief Financial Officer

EXECUTION PAGE

THE BORROWERS

SIGNED by	)
Mr Constantinos Emmanuel	)	/s/ Constantinos Emmanuel
for and on behalf of	)
HECTOR MARINE LLC,	)
of Marshall Islands, in the presence of:	)

SIGNED	)
for and on behalf	)
of HEPHAESTUS MARINE LLC	)
by Mr. Constantinos Emmanuel	)
its duly appointed attorney-in-fact	)	/s/ Constantinos Emmanuel
in the presence of	)	Attorney-in-fact

SIGNED by	)
Mr Constantinos Emmanuel	)	/s/ Constantinos Emmanuel
for and on behalf of	)
PERICLES MARINE LLC	)
of Marshall Islands, in the presence of:	)

Witness to all signatures:	/s/ Panagiota Sdrolia
Name:	Panagiota Sdrolia
Address:	13 Defteras Merarchias Str., Piraeus, Greece
Occupation:	Attorney-at-Law

THE LENDER

SIGNED by	)
Mrs. Angeliki Arkadi	)
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)	/s/ Angeliki Arkadi
in the presence of:	)	Attorney-in-fact

Witness:	/s/ Panagiota Sdrolia
Name:	Panagiota Sdrolia
Address:	13 Defteras Merarchias Str., Piraeus, Greece
Occupation:	Attorney-at-Law